Exhibit 10.1

Execution Version

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF

SEPTEMBER 28, 2018

AMONG

SM ENERGY COMPANY,

AS BORROWER,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A.

AND

JPMORGAN CHASE BANK, N.A.,

AS CO-SYNDICATION AGENTS,

BARCLAYS BANK PLC

BBVA COMPASS,

CAPITAL ONE, NATIONAL ASSOCIATION

ROYAL BANK OF CANADA,

AND

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

AS CO-DOCUMENTATION AGENTS,

AND

THE LENDERS PARTY HERETO

WITH

WELLS FARGO SECURITIES, LLC

AS JOINT LEAD ARRANGER AND

SOLE BOOKRUNNER

AND

JPMORGAN CHASE BANK, N.A., AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AS JOINT LEAD ARRANGERS

i

Annex I	List of Maximum Credit Amounts and Elected Commitments

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Security Instruments

Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Elected Commitment Increase Certificate
Exhibit F	Form of Additional Lender Certificate
Exhibit G	Reaffirmation Agreement
Exhibit H	Form of Guaranty Agreement
Exhibit I	Form of Tax Compliance Certificates

Schedule 1.01	Existing Letters of Credit
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries and Partnerships; Non-Material Subsidiaries
Schedule 7.20	Gas Imbalances
Schedule 7.21	Marketing of Production
Schedule 7.22	Swap Agreements
Section 9.02(b)	Existing Debt
Schedule 9.05(a)	Investments
Schedule 9.05(h)	Existing Investments (Non-Oil and Gas)

v

THIS SIXTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 28, 2018, is by and among SM ENERGY COMPANY, a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, by operation of law or as otherwise provided herein, the “Administrative Agent”); BANK OF AMERICA, N.A. AND JPMORGAN CHASE BANK, N.A., as Co-Syndication Agents; and Barclays Bank PLC, BBVA Compass, Capital One, National Association, Royal Bank of Canada and The Bank of Nova Scotia, Houston Branch, as Co-Documentation Agents.

The parties hereto agree as follows:

RECITALS

(A)                               The Borrower, the Administrative Agent named therein, the lenders party thereto and the other agents and parties referred to therein entered into that certain Credit Agreement dated as of January 27, 2003 (the “Original Credit Agreement”), which was amended and restated by that certain Amended and Restated Credit Agreement dated as of April 7, 2005, among the Borrower, the Administrative Agent named therein, the lenders party thereto and the other agents and parties referred to therein, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of March 19, 2007 (the “Amended and Restated Credit Agreement”).

(B)                               The Amended and Restated Credit Agreement was amended and restated by that certain Second Amended and Restated Credit Agreement dated as of April 10, 2008, among the Borrower, the Administrative Agent named therein, the lenders party thereto and the other agents and parties referred to therein (the “Second Amended and Restated Credit Agreement”).

(C)                               The Second Amended and Restated Credit Agreement was amended and restated by that certain Third Amended and Restated Credit Agreement dated as of April 14, 2009, among the Borrower, the Administrative Agent named therein, the lenders party thereto and the other agents and parties referred to therein (the “Third Amended and Restated Credit Agreement”).

(D)                               The Third Amended and Restated Credit Agreement was amended and restated by that certain Fourth Amended and Restated Credit Agreement dated as of May 27, 2011, among the Borrower, the Administrative Agent, the lenders party thereto and the other agents and parties referred to therein (the “Fourth Amended and Restated Credit Agreement”).

(E)                                The Fourth Amended and Restated Credit Agreement was amended and restated by that certain Fifth Amended and Restated Credit Agreement dated as of April 12, 2013, among the Borrower, the Administrative Agent, the lenders party thereto and the other agents and parties referred to therein (as amended, modified or supplemented prior to the Effective Date, the “Existing Credit Agreement”).

(F)                                 The Borrower, the Administrative Agent, the Lenders (as defined below) and the other agents and parties hereto desire to amend and restate the Existing Credit Agreement, such restatement to supplement and replace the Existing Credit Agreement without affecting the requirements thereof with respect to periods occurring, or measured by dates, prior to the Effective Date (as defined below).

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows, in doing so amending and restating in its entirety the Existing Credit Agreement effective as of the Effective Date without affecting the requirements of the Existing Credit Agreement existing, or measured by dates or periods, prior to the Effective Date, as more fully set forth herein.

ARTICLE I
Definitions and Accounting Matters

Section 1.01                 Terms Defined Above.  As used in this Agreement (as defined below), each capitalized term defined above has the meaning indicated above.

Section 1.02                 Certain Defined Terms.  As used in this Agreement, the following capitalized terms have the meanings specified below: “2022 Notes” means those certain 6.125% Senior Notes of the Borrower due 2022 in a principal amount as of the Effective Date of $476,796,000.00.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodity Account maintained by any Loan Party, in each case, among the Administrative Agent, the applicable Loan Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodity Account is maintained.

“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Elected Commitment Amounts” at any time means the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(c).  As of the Effective Date, the Aggregate Elected Commitment Amounts are $1,000,000,000.00.

“Aggregate Maximum Credit Amounts” at any time means the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.  As of the Effective Date, the Aggregate Maximum Credit Amounts are $2,500,000,000.00.

“Aggregate Revolving Credit Exposures” means at any time the aggregate amount of the Revolving Credit Exposures of all of the Lenders.

“Agreement” means this Sixth Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%), provided that, for the purpose of this definition, the LIBO Rate used to determine the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one-month Interest Period, the Interpolated Rate) at approximately 11:00 a.m., London time on such day, subject to the interest rate floors set forth herein.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of the United States of America that are applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 7.23.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to any commitment fees payable hereunder, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	<25%	≥25% <50%	≥50% <75%	≥75% <90%	>90%
Eurodollar Loans	1.500%	1.750%	2.000%	2.250%	2.500%
ABR Loans or Swingline Loans	0.500%	.750%	1.000%	1.250%	1.500%
Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%	0.500%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then until such time as the Reserve Report is delivered the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment as of the Effective Date, as such percentage is set forth on Annex I (as may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b)).

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating is BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P. and (c) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European

Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time and consistent with the bank price deck used at such time by the Administrative Agent with respect to similar oil and gas reserve-based credits for similarly situated borrowers.

“Bank Products” means any of the following bank services:  (a) commercial and corporate credit cards, including purchase cards, (b) stored value cards, and (c) treasury management services (including, without limitation, sweep, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower or any Restricted Subsidiary.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of a Loan Party required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c), Section 9.02(i), or Section 9.12.

“Borrowing Base Increase Lenders” means, at any time while no Loan or LC Exposure is outstanding, Lenders having equal to or greater than ninety-four percent (94%) of the Aggregate Elected Commitment Amounts (disregarding any Defaulting Lender’s Elected Commitment) and, at any time while any Loan or LC Exposure is outstanding, Lenders holding equal to or greater than ninety-four percent (94%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c) and disregarding the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of any Defaulting Lender).

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Aggregate Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina; Denver, Colorado; or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market (or any market replacement index thereof pursuant to Section 3.03).

“Call Spread Counterparties” means one or more financial institutions selected by the Borrower.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Disbursements, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty Event” means any uninsured loss, uninsured casualty or other uninsured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Loan Party having a fair market value in excess of $25,000,000.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or appointed by the board of directors of the Borrower or approved by the board of directors of the Borrower for consideration by shareholders for election nor (ii) appointed or elected by directors so nominated, appointed or approved.

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute (except as otherwise provided herein).

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income (or loss) of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP) or of any Unrestricted Subsidiary, except to the extent of the amount of dividends, interest payments or distributions actually paid in cash during such period by such other Person or such Unrestricted Subsidiary to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any non-cash gains or losses during such period; (d) any gains or losses attributable to writeups or writedowns of assets, including impairments of oil and gas properties; (e) mark-to-market adjustments related to the utilization of derivative instruments; (f) changes in the liability associated with the future payments of amounts under the Net Profits Interest Bonus Plan; (g) any gain or loss realized upon the sale or other disposition of any Property (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person; (h) any extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses; (i) the cumulative effect of a change in accounting principles; (j) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);  and (k) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness.

“Consolidated Restricted Subsidiaries” means the Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means any senior unsecured Debt securities (whether registered or privately placed) issued by the Borrower which are convertible into Equity Interests of the Borrower (other than Disqualified Capital Stock) incurred in compliance with the terms of this Agreement, including Section 9.02, pursuant to a Convertible Notes Indenture.

“Convertible Notes Indenture” means any indenture among the Borrower, as issuer, the subsidiary guarantors (if any) party thereto from time to time and the trustee named therein, pursuant to which any Convertible Notes are issued.

“Debt” means, for any Person, the sum of the following (without duplication):

(a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;

(b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit;

(c) all obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable incurred in the ordinary course of business which are not greater than one hundred twenty (120) days past the date of invoice or which are being contested in good faith by appropriate action, if required, and for which adequate reserves have been maintained in accordance with GAAP);

(d) all obligations under Capital Leases;

(e) all obligations under Synthetic Leases;

(f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person (the amount of such indebtedness being deemed to be the lesser of the fair market value of such Property or the principal amount of such Debt);

(g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others for the purpose of assuring a creditor against loss of a Debt;

(i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than in the ordinary course of business;

(j) any Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

(k) Disqualified Capital Stock; and

(l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.

The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP; provided, however, the contingent obligations of Borrower or any Subsidiary of Borrower pursuant to any purchase and sale agreement, stock purchase agreement, merger agreement or similar agreement shall not constitute “Debt” within this definition so long as none of same contains an obligation to pay money over time.  It is hereby understood and agreed that in calculating the amount of Debt in respect of borrowed money, the effect of FASB ASC 815-10 shall be disregarded.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender (a) which has defaulted in its obligation to fund Loans hereunder within two Business Days after the date required to be funded by it hereunder, (b) which has failed to fund any portion of its participations in LC

Disbursements or participations in Swingline Loans required to be funded by it hereunder within two Business Days after the date required to be funded by it hereunder, (c) which has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (d) which has notified the Administrative Agent, the Borrower, the Issuing Lender or the Swingline Lender, or has stated publicly, that such Lender will not comply with all or any of its funding obligations under this Agreement, (e) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (f) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become subject to a Bail-In Action; provided that (x) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or an instrumentality thereof and (y) the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or Person under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed an event described in clause (f) hereof so long as, in the case of each of clauses (x) and (y), such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself, or whose government, is the subject of any Sanction.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC

Exposure or other obligations hereunder outstanding and all of the Elected Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction within the United States.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization, exploration, non-cash abandonment, noncash impairment charges and other noncash charges, minus all noncash income added to Consolidated Net Income.  Noncash charges include mark-to-market adjustments related to the utilization of derivative instruments and changes in the liability associated with the future payments of amounts under the Net Profits Interest Bonus Plan.  EBITDAX for any Rolling Period (a) shall be adjusted on a pro forma basis for Material Dispositions (without duplication of any netting of acquisitions of Property pursuant to the definition thereof) of Oil and Gas Properties (net of Material Acquisitions of Oil and Gas Properties during any such Rolling Period) and (b) may, at the option of the Borrower, be adjusted on a pro forma basis for Material Acquisitions of Oil and Gas Properties (net of Material Dispositions (without duplication of any netting of acquisitions of Property pursuant to the definition thereof) of Oil and Gas Properties during any such Rolling Period) as if such Material Acquisitions or Material Dispositions, if any, had occurred on the first day of such Rolling Period.

For purposes of calculating the financial ratio set forth in Sections 9.02(i), 9.04(a)(vi), 9.04(b)(v), or 9.05(k) on a pro forma basis for the Rolling Periods ending June 30, 2018 and September 30, 2018, EBITDAX shall be deemed equal to the amount of (a) EBITDAX for such fiscal quarter multiplied by (b) 4.

For the purposes of calculating the financial ratio set forth in (a) Section 9.01(a) for each of the Rolling Periods ending on or prior to June 30, 2019 and (b) Sections 9.02(i), 9.04(a)(vi), 9.04(b)(v), or 9.05(k) on a pro forma basis for each of the Rolling Periods ending December 31, 2018 and ending on or prior to June 30, 2019, EBITDAX in either case shall be deemed equal to the amount of (i)  EBITDAX for such Rolling Period multiplied by (ii) the factor for such Rolling Period set forth in the table below:

Rolling Period Ending	Factor
December 31, 2018	4
March 31, 2019	2
June 30, 2019	4/3

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member

Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Elected Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such “Elected Commitment” may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).  The amount representing each Lender’s Elected Commitment shall at any time be such Lender’s Applicable Percentage of the Aggregate Elected Commitment Amounts.  The amount of each Lender’s initial Elected Commitment is set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment.”

“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(E).

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to pollution, health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  For purposes of this definition, Section 7.06 and Section 8.10, the term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event any of OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, joint venture interest or interests in comparable entities, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “reportable event” described in section 4043(c) of ERISA and the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA have been waived, (b) any failure by any Plan to satisfy the Pension Funding Rules applicable to such Plan, whether or not waived, (c) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (e) the institution of proceedings to terminate a Plan by the PBGC or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory, customary or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (g) Liens on existing and future cash, U.S. government securities, and letters of credit securing or supporting Swap Agreements permitted pursuant to Section 9.17; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases (including Synthetic Leases) entered into by the Borrower and the Subsidiaries in the ordinary course of business covering only the Property under lease; provided, further that (i) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness.

“Excluded Account” has the meaning assigned to such term in the Security Agreement.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either the (a) pledge of all of the Equity Interests of such Subsidiary as collateral or (b) guaranteeing by such Subsidiary of the Indebtedness, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Swap Obligations” means, with respect to the Borrower or any Guarantor, any Indebtedness in respect of any Swap Agreement if, and to the extent that, all or a portion of the guarantee of the Borrower or of such Guarantor of, or the grant by the Borrower or such Guarantor of a security interest to secure, such Indebtedness in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time of such guarantee of the Borrower or of such Guarantor or the grant of such security interest becomes effective with respect to such Indebtedness in respect of any Swap Agreement.  If any Indebtedness in respect of any Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Indebtedness that is attributable to any swaps (including individual transactions), and the related confirmations under any such master agreement for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.06), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), (d) any United States withholding tax imposed under FATCA, or (e) any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 5.03(f).

“Executive Order” has the meaning assigned to such term in Section 7.23.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Effective Rate be less than 0%.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Restricted Subsidiaries referred to in Section 7.04(a).

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by the Borrower or one or more Domestic Subsidiaries.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Disbursements as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funded Debt” means the principal amount of all Debt other than (a) contingent obligations in respect of Debt described clause (b) of the definition of “Debt”, (b) Debt described in clauses (c), (i), (j), (k), and (l) of the definition of “Debt” and (c) Debt described in clauses (f), (g) or (h) of the definition of “Debt” in respect of Debt of other Persons described in clauses (a) or (b) of this definition of “Funded Debt”.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means each Subsidiary that is both a Restricted Subsidiary and a Material Subsidiary other than any Excluded Foreign Subsidiary.  As of the Effective Date, there are no Guarantors.

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit H, as the same may be amended, modified or supplemented from time to time.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Impacted Interest Period” has the meaning specified in the definition of “LIBO Rate”.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document, including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, or reorganization of any Loan Party (or would accrue but for the operation of applicable bankruptcy and insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Lender Swap Provider under any Swap Agreement with the Borrower or any Restricted Subsidiary including any Swap Agreement in existence prior to the date hereof but excluding, in the case of all Swap Agreements, whether currently in existence or entered into after the date hereof, any additional transactions or confirmations entered into (i) after such Lender Swap Provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Lender Swap Provider to another Lender Swap Provider that is not a Lender or an Affiliate of a Lender; (c) to any Bank Products Provider in respect of Bank Products; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, Excluded Swap Obligations of such Person shall in any event be excluded from “Indebtedness” owing by such Person, as applicable.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Reserve Report” means the report made by or under the supervision of the most senior employee of the Borrower who has direct oversight for engineering and evaluation dated as of July 10, 2018, with respect to the value of the Oil and Gas Properties of the Loan Parties as of July 1, 2018.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than any Swingline Loan), the last day of each calendar month, (b) with respect to any Eurodollar Loan (other than any Swingline Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) as to any Swingline Loan, the day such Swingline Loan is paid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect or, with the consent of each Lender, twelve months thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business), or (c) the entering into of any guarantee (excluding performance guarantees) of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Investment Grade Rating” means an issuer or family rating of the Borrower of at least Baa3 from Moody’s or BBB- from S&P, each with stable or positive outlook, unless one of the two ratings is two or more categories lower than the other and the category that is one above the lower rating is not BBB-/Baa3 or better.

“Investment Grade Rating Date” means the date on which the Borrower achieves an Investment Grade Rating.

“Issuing Bank” means Wells Fargo Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.  Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Commitment” at any time means $50,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto pursuant to Section 2.06(c).  Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Lender Swap Provider” means any (a) Person (i) that is a party to a Swap Agreement with the Borrower or any Restricted Subsidiary and (ii) that entered into such Swap Agreement while (or before, so long as such Person became a Lender or an Affiliate of a Lender after entering into such Swap Agreement) such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, and each letter of credit outstanding under the Existing Credit Agreement immediately prior to the Effective Date, including those listed on Schedule 1.01.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, subject to the implementation of a Replacement Rate in accordance with Section 3.03(b), with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided further that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding the above, (x) to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.11(b), in the event that a Replacement Rate with respect to the LIBO Rate is implemented then all references herein to the LIBO Rate shall be deemed references to such Replacement Rate and (z) if the LIBO Rate or any Replacement Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall not include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loan Parties” means, collectively, the Borrower and each Subsidiary of the Borrower that is a Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.  Unless the context otherwise requires, the term “Loans” includes the Swingline Loans.

“Majority Lenders” means, (i) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having more than fifty percent (50%) of the Aggregate Elected Commitment Amounts of all Non-Defaulting Lenders; and (ii) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans of all Non-Defaulting Lenders and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan or Letter of Credit under Section 12.04(c)).

“Material Acquisition” means all acquisitions of Property during any Rolling Period if such acquisitions, in the aggregate, would increase EBITDAX by ten percent (10%) or more on a pro forma basis had they occurred on the first day of such Rolling Period.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights and remedies of or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Disposition” means all sales, transfers, assignments and other dispositions of Property (net of any simultaneous or related acquisitions of Property) during any Rolling Period if such sales, transfers, assignments, and dispositions, in the aggregate would decrease EBITDAX by ten percent (10%) or more on a pro forma basis had they occurred on the first day of such Rolling Period.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding (a) solely for purposes of Section 10.01, $50,000,000.00 and (b) for all other purposes in this Agreement, $25,000,000.00.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be (after giving effect to any legally enforceable netting agreement relating to such Swap Agreements) (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Material Subsidiary” means a Subsidiary of Borrower that owns a Substantial Portion of the Property of Borrower and its Subsidiaries; provided, that non-Material Subsidiaries shall not own Property which represents more than 12% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 12% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, in the aggregate as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries on the first day of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Maturity Date” means the date that is the earlier of (a) September 28, 2023 (the “Scheduled Maturity Date”) and (b)  August 16, 2022 to the extent that, on or before such date, the 2022 Notes are not repurchased, redeemed or refinanced to have a maturity date at least ninety-one (91) days after the Scheduled Maturity Date unless, on August 16, 2022, both (i) the aggregate outstanding principal amount of the 2022 Notes is not more than $100,000,000.00 and (ii) after giving pro forma effect to the repayment in full at maturity of the 2022 Notes then outstanding, the aggregate amount of unrestricted cash and unrestricted Investments of the types permitted by Sections 9.05(c), (d), (e) and (f), in each case, held by the Borrower and its Consolidated Restricted Subsidiaries plus the amount of Unused Availability is at least $300,000,000.00.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a)   modified from time to time pursuant to Section 2.06 or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) of ERISA.

“Net Equity Proceeds” means for any issuance of Equity Interests of or capital contribution to the Borrower, the gross cash proceeds from such issuance of Equity Interests or capital contribution, net of attorneys’ fees, accountants’ fees and other customary fees and expenses (including fees and expenses of investment bankers or placement agents) paid by the Borrower in connection therewith.

“Net Profits Interest Bonus Plan” means the Net Profits Interest Bonus Plan adopted by the Borrower’s Board of Directors, as amended by the Borrower’s Board of Directors on July 30, 2010.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the

Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by the Borrower and its Restricted Subsidiaries, as the context requires.

“Other Agents” has the meaning assigned to such term in Section 12.19.

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing, documentary or similar Taxes that arise from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.

“Permitted Bond Hedge Transaction(s)” means the bond hedge or capped call options purchased by the Borrower from the Call Spread Counterparties to hedge the Borrower’s payment and/or delivery obligations due upon conversion of any Convertible Notes.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all or any portion of Debt permitted under Section 9.02(b) or Section 9.02(i) (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any customary fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such new Debt does not contain any covenants which are more onerous to any Loan Party than those imposed by the Refinanced Debt and (d) such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms substantially reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Pledge - Borrower” means that certain Third Amended and Restated Pledge and Security Agreement dated as of the Effective Date, between the Borrower and the Administrative Agent, pledging to the Administrative Agent as security for the Indebtedness (i) all Equity Interests held by the Borrower in any Guarantors and (ii) any Equity Interests of an Excluded Foreign Subsidiary required to be pledged pursuant to Section 8.14(b), as the same may be amended, modified or supplemented from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Projected Volume” means, at any time, the Borrower’s reasonably anticipated projected future production from Oil and Gas Properties of the Borrower and the other Loan Parties.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Acquisition Properties” has the meaning assigned to such term in Section 9.17(f).

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Reserves” or “Proved” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following:  (a) “Developed Producing Reserves” (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Loan Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each of the Borrower and each Guarantor that has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reaffirmation Agreements” means, collectively, each of the Reaffirmation Agreements dated as of April 10, 2008, April 14, 2009, May 27, 2011 and April 12, 2013, by the Borrower in favor of the Administrative Agent, and that certain Reaffirmation Agreement dated as of the Effective Date, by the Borrower in favor of the Administrative Agent, in substantially the form of Exhibit G hereto, as the same may from time to time be amended, modified, supplemented or restated.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Redemption” means the repurchase, redemption, prepayment, repayment (other than scheduled mandatory payments), defeasance or any other acquisition or retirement for value (other than scheduled mandatory payments) (or the segregation of funds with respect to any of the foregoing) of the Material Indebtedness; provided, however, the term Redemption shall not include early termination of a Swap Agreement due to an ISDA “Termination Event” to the extent the amount due at termination does not exceed $50,000,000.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Debt”.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Replacement Rate” has the meaning set forth in Section 3.03(b).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination) the Proved Reserves attributable to the Oil and Gas Properties of the Loan Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any financial officer or any vice president of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether by division, in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether by division, in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its LC Exposure and its Swingline Loans at such time.

“Rolling Period” means (a) for the fiscal quarter ending on June 30, 2018 and the fiscal quarter ending on September 30, 2018, such fiscal quarter, (b) for the fiscal quarters ending on December 31, 2018, March 31, 2019, and June 30, 2019, the applicable period commencing on October 1, 2018 and ending on the last day of such applicable fiscal quarter, and (c) for each fiscal quarter thereafter, any period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Maturity Date” has the meaning assigned to such term in the definition of the term “Maturity Date”.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Bank Products Providers and Lender Swap Providers, and “Secured Party” means any of them individually.

“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Security Agreement” means that certain Amended and Restated Security Agreement by and among the Borrower, the Guarantors party thereto from time to time, the Administrative Agent and the other parties thereto, in form and substance reasonably satisfactory to the Administrative Agent.

“Security Instruments” means any Guaranty Agreement, the Pledge - Borrower, the Security Agreement, the Reaffirmation Agreements, any Account Control Agreements and all assignments, mortgages, deeds of trust, amendments and/or supplements to mortgages or deeds of trust, and all other agreements, instruments or certificates described or referred to in Exhibit C, and any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” shall mean the collective reference to any Debt of any Loan Party contractually subordinated in right and time of payment to the Indebtedness and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency), or (b) in the case of a partnership of which any general partnership interests are, as of such date, Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean a subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries on the first day of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Supermajority Lenders” means, (i) at any time while no Loan or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Elected Commitment Amounts of all Non-Defaulting Lenders; and (ii) at any time while any Loan or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan or Letter of Credit under Section 12.04(c)).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act) or any combination of these transactions, including all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by any master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Monetization” means assignment, termination, unwinding, monetization or transfer (by novation or otherwise) any Swap Agreements in respect of commodities.

“Swingline Lender” means Wells Fargo Bank, N.A., in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.09.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Elected Commitments.

“Total Funded Debt” means, at any date, all Funded Debt of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis and, calculated net of unrestricted cash and cash equivalents, in each case, held by the Borrower and its Consolidated Restricted Subsidiaries, which netted cash and cash equivalents amount shall be (a) in an amount not to exceed $50,000,000 if there are any Loans outstanding on such date and (b) in an unlimited amount if there are no Loans outstanding on such date.

“Total Funded Debt to EBITDAX Ratio” shall mean, as of any date of determination, the ratio of (a) Total Funded Debt as of such date of determination to (b) EBITDAX for such period.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Loan Party and such Loan Party’s grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Loan Party on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type” means, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower which the Borrower has designated in writing to the Administrative Agent to be an “Unrestricted Subsidiary” pursuant to Section 9.19 and all subsidiaries of such Person.  As of the Effective Date, there are no Unrestricted Subsidiaries.

“Unused Availability” means (to the extent that the Borrower is permitted to borrow such amounts under the terms of this Agreement including, without limitation, Section 6.02 hereof) at any time, an amount equal to (a) the Aggregate Elected Commitment Amounts minus (b) the Aggregate Revolving Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.03(f).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03                 Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04                 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.”  The word “will” as used in this Agreement shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference in the Loan Documents to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference in the Loan Documents to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” as used in this Agreement means “from and including” and the word “to” means “to and including” and (f) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05                 Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.  Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by it.  Any lease that was or would be treated as an operating lease under GAAP on the Effective Date shall be treated as an operating lease for all purposes under this Agreement, and any lease that was or would be treated as a Capital Lease under GAAP on the Effective Date, shall be treated as a Capital Lease for all purposes under this Agreement, in each case, regardless of any change in GAAP after the Effective Date.

ARTICLE II
The Credits

Section 2.01                 Elected Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Elected Commitment or (b) the Aggregate Revolving Credit Exposures exceeding the Aggregate Elected Commitment Amounts.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02                 Loans and Borrowings.

(a)                     Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Elected Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Elected Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                     Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                      Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000.

At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Elected Commitment Amounts or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)                     Notes.  The Loans made by each Lender shall (if requested by such Lender) be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the Effective Date, as of the Effective Date, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, or (iii) any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), as of the effective date of such increase, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed.  In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), if requested by such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender and its registered assigns in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note.  Failure to make any such notation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans.

Section 2.03                 Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (or transmit by electronic communication, pursuant to arrangements approved by the Administrative Agent) (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., Charlotte, North Carolina time, three Business Days before the date of the proposed Borrowing, or (b) in the case of a ABR Borrowing, including an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e), not later than 1:00 p.m., Charlotte, North Carolina time, on the date of the proposed Borrowing, which date shall be a Business Day in the United States.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day in the United States;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)                                 the amount of the then effective Borrowing Base, the Aggregate Elected Commitment Amounts, the current Aggregate Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma Aggregate Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)                              the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05(a).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation and warranty that the amount of the requested Borrowing shall not cause the Aggregate Revolving Credit Exposures to exceed the Aggregate Elected Commitment Amounts or the Borrowing Base.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                 Interest Elections.

(a)                     Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section 2.04(a), as it refers to Types of Loans, shall not apply to Swingline Loans, which may not be converted or continued.

(b)                     Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                      Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                     Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                      Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with a one-month Interest Period, provided that if such Interest Period is within one month of the Maturity Date, such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing or if the Aggregate Revolving Credit Exposures exceed the Borrowing Base then in effect:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05                 Funding of Borrowings.

(a)                     Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. Charlotte, North Carolina time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.09.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Charlotte, North Carolina and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)                     Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans; provided, however, such demands shall be made first upon the applicable Lender and then upon the Borrower.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06                 Termination of Elected Commitment Amounts; Optional Increase and Reduction of Aggregate Elected Commitment Amounts.

(a)                     Scheduled Termination of Commitments.  Unless previously terminated, the Elected Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amounts are terminated or reduced to zero, then the Elected Commitments shall terminate on the effective date of such termination or reduction.

(b)                     Optional Termination and Reduction of Aggregate Elected Commitment Amounts.

(i)                                     The Borrower may at any time terminate, or from time to time reduce, the Aggregate Elected Commitment Amounts; provided that (A) each reduction of the Aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of

$1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the Aggregate Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amounts.

(ii)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Elected Commitment Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated except pursuant to Section 2.06(c).  Each reduction of the Aggregate Elected Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c)                      Optional Increase of Aggregate Elected Commitment Amounts.

(i)                                     Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Elected Commitment Amounts then in effect by increasing the Elected Commitment of a Lender or by causing a Person acceptable to the Administrative Agent that at such time is not a Lender to become a Lender (an “Additional Lender”).

(ii)                                  Any increase in the Aggregate Elected Commitment Amounts shall be subject to the following additional conditions:

(A)                               such increase shall not be less than $10,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amounts exceed the Aggregate Maximum Credit Amount or the Borrowing Base then in effect;

(B)                               no Default shall have occurred and be continuing at the effective date of such increase;

(C)                               if any Eurodollar Borrowings are outstanding on the effective date of such increase, the Borrower shall make any payments required pursuant to Section 5.02 in connection with such increase;

(D)                               no Lender’s Elected Commitment may be increased without the consent of such Lender;

(E)                                if the Borrower elects to increase the Aggregate Elected Commitment Amounts by increasing the Elected Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit E (an “Elected Commitment Increase Certificate”) and further, in the event a new Note is required to reflect the increased Elected Commitment of such Lender, then in that case, the Borrower shall deliver a new Note (after presentation of same to Borrower by the Administrative Agent) payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase, and otherwise duly completed, together with a processing and recordation fee of $3,500 payable by the Borrower to the Administrative Agent and the reimbursement by the Borrower of the reasonable legal fees of counsel to the Administrative Agent; and

(F)                                 If the Borrower elects to increase the Aggregate Elected Commitment Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit F (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 payable by such Additional Lender and the reimbursement by the Borrower of the reasonable legal fees of counsel to the Administrative Agent, and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender and its registered assigns in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Additional Lender and/or the Administrative Agent.

(iii)                               Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings):  (A) the amount of the Aggregate Elected Commitment Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents.  In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amounts.

(iv)                              Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, and the written consent of the Administrative Agent to such increase required by Section 2.06(c)(i), the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).  No increase in the Aggregate Elected Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v)                                 After giving effect to an increase in the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall not exceed the Borrowing Base or the Aggregate Maximum Credit Amounts.

(vi)                              Upon any increase in the Aggregate Elected Commitment Amounts pursuant to this Section 2.06(c), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages; provided that no Lender’s Maximum Credit Amount may be increased without the consent of such Lender.

(vii)                           Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts.

Section 2.07                 Borrowing Base.

(a)                     Initial Borrowing Base.  For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $1,500,000,000.  Notwithstanding the foregoing, the Borrowing Base shall be subject to further adjustments from time to time pursuant to this Section 2.07 and Section 8.13(c), Section 9.02(i), and Section 9.12.

(b)                     Scheduled and Interim Redeterminations.  The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”) and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on April 1 and October 1 of each year (or, in each case, (i) with the consent of the Borrower, such earlier date or (ii) such date promptly thereafter as reasonably practicable), commencing April 1, 2019.  In addition, each of the Borrower (by notifying the Administrative Agent thereof) and the Administrative Agent (at the direction of the Majority Lenders, by notifying the Borrower thereof) may, one time between Scheduled Redeterminations, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.

(c)                      Scheduled and Interim Redetermination Procedure.

(i)                                     Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  upon receipt by the Administrative Agent of (A) the

Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and Section 8.12(c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and Section 8.12(c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Proved Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Loan Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, management and ownership, hedged and unhedged exposure of the Loan Parties to price, production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time.  In no event shall any Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)                                  The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)                               in the case of a Scheduled Redetermination, promptly after the Administrative Agent has received the required Engineering Reports and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)                               in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports;

(iii)                               Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or be deemed to have been approved by the Borrowing Base Increase Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Supermajority Lenders as provided in this Section 2.07(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, the Borrowing Base Increase Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Supermajority Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, the Borrowing

Base Increase Lenders or the Supermajority Lenders, as applicable, have not approved or deemed to have approved, as aforesaid the Proposed Borrowing Base, then for purposes of this Section 2.07, the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable (A) to the Supermajority Lenders, if such amount would decrease the Borrowing Base then in effect, or (B) to the Borrowing Base Increase Lenders, if such amount would increase the Borrowing Base then in effect, which amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(iv)                              If any Lender does not approve a Proposed Borrowing Base pursuant to Section 2.07(c)(iii), the Borrower shall have the right to cause the Elected Commitment of such dissenting Lender to be replaced pursuant to Section 5.06.

(v)                                 Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced pursuant to Section 2.06(d)(vii).

(d)                     Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Increase Lenders or the Supermajority Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)                                     in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on April 1 or October 1 (or, in each case, (i) with the consent of the Borrower, such earlier date or (ii) such date promptly thereafter as reasonably practicable), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)                                  in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

(iii)                               Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 8.13(c), Section 9.02(i), or Section 9.12, whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

Section 2.08                 Letters of Credit.

(a)                     General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period in an aggregate amount not to exceed the LC Commitment; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if the Aggregate Revolving Credit Exposures exceed the Aggregate Elected Commitment Amounts then in effect at such time or the Aggregate Revolving Exposures would exceed the Aggregate Elected Commitment Amounts as a result thereof.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Governmental Requirement relating to the Issuing Bank or any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b)                     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)                                     requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)                                  specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)                               specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)                              specifying the amount of such Letter of Credit;

(v)                                 specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)                              specifying the amount of the then effective Borrowing Base, the current Aggregate Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma Aggregate Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the Aggregate Revolving Credit Exposures shall not exceed the Aggregate Elected Commitment Amounts.  Notwithstanding the foregoing, the Issuing Bank shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder, unless (x) the Borrower cash collateralizes such Defaulting Lender’s portion of the total LC Exposure (calculated after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit) in accordance with the procedures set forth in Section 2.08(j) or (y) the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank in its sole discretion with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender’s portion of the total LC Exposure.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.

(c)                      Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)                     Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage (which, for this purpose, if any Defaulting Lender then exists, shall be calculated as such Lender’s percentage of the aggregate LC Exposure after giving effect to Section 2.11(a)(iv)) of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section

2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Elected Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                      Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Charlotte, North Carolina time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, Charlotte, North Carolina time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon Charlotte, North Carolina time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, Charlotte, North Carolina time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.03 (or Section 2.09 in the case of a Swingline Loan) that such payment be financed with a ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  If the Borrower makes such a request (and if the Borrower fails to make such a request and has not made the relevant reimbursement, it shall be deemed to have made such a request), the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage (which, for this purpose, if any Defaulting Lender then exists, shall be calculated as such Lender’s percentage of the aggregate LC Exposure after giving effect to Section 2.11(a)(iv)) thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage (which, for this purpose, if any Defaulting Lender then exists, shall be calculated as such Lender’s percentage of the aggregate LC Exposure after giving effect to Section 2.11(a)(iv)) of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                       Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any

Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                      Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                     Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any

Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                         Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                        Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), (iii) the Borrower elects to cash collateralize the LC Exposure of any Defaulting Lender pursuant to Section 2.08(b) or (iv) any Letter of Credit is outstanding at the time any Lender is a Defaulting Lender and the Borrower receives written request from the Issuing Bank demanding the deposit of cash collateral pursuant to this Section 2.08(j), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c) and in the case of a Defaulting Lender, an amount in cash equal to such Defaulting Lender’s portion of the total LC Exposure at such time as calculated pursuant to clause (x) of the second to last sentence of Section 2.08(b) (less any amounts already on deposit in such account representing cash collateral for any portion of such Defaulting Lender’s portion of the total LC Exposure), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in Section 10.01(h), Section 10.01(i) or Section 10.01(j).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the written request and instruction of the Borrower but at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral pursuant to clauses (i), (iii) or (iv) above, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after (x) in the case of cash collateral provided pursuant to clause (i) above, all Events of Default have been cured or waived and (y) in the case of cash collateral provided pursuant to clauses (iii) or (iv) above, the applicable Defaulting Lender is no longer a Defaulting Lender.  The Borrower may at any time request confirmation from the Administrative Agent that a Defaulting Lender is no longer a Defaulting Lender, and the Administrative Agent shall promptly confirm such request or provide written confirmation to the Borrower that such Lender remains a Defaulting Lender and the basis for such determination.

Section 2.09                 Swingline Loans.

(a)                     Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) (A) the Swingline Lender’s Revolving Credit Exposure exceeding the Swingline Lender’s Elected Commitment or (B) the Aggregate Revolving Credit Exposures exceeding the Aggregate Elected Commitment Amounts.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)                     To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 2:00 p.m., Charlotte, North Carolina time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or transmitted by electronic communication to the Swingline Lender of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the date of such Borrowing, which shall be a Business Day in the United States, and aggregate amount of the requested Borrowing.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e), by remittance to the Issuing Bank) by 4:00 p.m., Charlotte, North Carolina time, on the date such Borrowing is requested.

(c)                      The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Charlotte, North Carolina time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Elected Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.10                 Cash Collateral for Defaulting Lenders.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender

(determined after giving effect to Section 2.11(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to the lesser of (a) the Minimum Collateral Amount and (b) an amount otherwise agreeable to the Issuing Bank and the Administrative Agent in their sole discretion.

(a)                     Grant of Security Interest.  The Borrower and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for (i) in the case of the Defaulting Lender, the Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (b) below and (ii) in the case of the Borrower, its obligations hereunder to reimburse the LC Exposure for which such Defaulting Lender is obligated as a participant.  Borrower or such Defaulting Lender, as applicable, shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish such cash collateral account and to grant the Administrative Agent, for the benefit of the Issuing Bank, a first priority security interest in such account and the funds therein.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the amount required above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)                     Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided by a Defaulting Lender under this Section 2.10 or Section 2.11 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)                      Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.10 following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.11, (x) the Issuing Bank may determine in its sole discretion that Cash Collateral provided by a Defaulting Lender shall be held to support future anticipated Fronting Exposure or other obligations of such Defaulting Lender and (y) the Borrower and the Issuing Bank may agree, each in its sole discretion, that Cash Collateral provided by the Borrower shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to any other security interest granted pursuant to the Loan Documents.

Section 2.11                 Defaulting Lenders.

(a)                     Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Borrowing Base Increase Lenders, Majority Lenders and Supermajority Lenders.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.10; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.10; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposures and Swingline Loans are held by the Lenders pro rata in accordance with the Elected Commitments hereunder without giving effect to Section 2.11(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees under Section 3.05(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.10.

(C)                               With respect to any fee pursuant to Section 3.05(b) not required to be paid to any Defaulting Lender pursuant to sub-clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (a)(iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s LC Exposure and participation in Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Elected Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Elected Commitment.  Subject to Section 12.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.10.

(b)                     Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the  Swingline Lender (if any Swingline Loans are then outstanding) and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash

Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Elected Commitments hereunder (without giving effect to Section 2.11(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                      New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and the Defaulting Lender shall not participate therein and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the LC Exposure related to any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.10.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01                 Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the (a) Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date and (b) Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (i) the Termination Date and (ii) seven (7) Business Days after such Swingline Loan is made; provided that on each date that a Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

Section 3.02                 Interest.

(a)                     ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest on the unpaid principal amount of such Loans at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)                     Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest on the unpaid principal amount of such Loans at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)                      Swingline Loans.  Each Swingline Loan shall bear interest on the unpaid principal amount of such Swingline Loan at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(d)                     Post-Default Rate.  Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment and/or (ii) if any Event of Default of the type described in Section 10.01(h), Section 10.01(i) and/or Section 10.01(j) occurs, then all outstanding principal, fees and other obligations under any Loan Document shall automatically bear interest, in each case of the foregoing clauses (i) and (ii), at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate, and shall be payable by the Borrower on demand by the Administrative Agent.

(e)                      Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) accrued interest on any Swingline Loan shall be payable on the earlier of (a) the Termination Date and (b) seven (7) Business Days after such Swingline Loan is made, (ii) interest accrued pursuant to Section 3.02(d) shall be payable on demand, (iii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iv) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                       Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03                 Alternate Rate of Interest. (a) Unless and until a Replacement Rate is implemented in accordance with clause (b) below, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)                                     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate  for such Interest Period is not available or published on a current basis); or

(ii)                                  the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)                     Notwithstanding anything to the contrary in Section 3.03(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.03(a)(i) or Section 3.03(a)(ii)  have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the United States syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the United States syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.03(a)(i), Section 3.03(a)(ii), Section 3.03(b)(i), Section 3.03(b)(ii) or Section 3.03(b)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Majority Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate.  In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.03(b).  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.02), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Majority Lenders, with each such notice stating that such Lender objects to such amendment.  To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

Section 3.04                 Prepayments.

(a)                     Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)                     Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m. Charlotte, North Carolina time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. Charlotte, North Carolina time, on the date of prepayment, which date shall be a Business Day in the United States.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Elected Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b).  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)                      Mandatory Prepayments.

(i)                                     If, after giving effect to any termination or reduction of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(b), the Aggregate Revolving Credit Exposures exceed the Aggregate Elected Commitment Amounts, then the Borrower shall: (A) (1) if the Borrower does not have an Investment Grade Rating, either prepay the Borrowings in an aggregate principal amount equal to such excess, or add to the Mortgaged Property (as a result of transferring new Proved Oil and Gas Properties to the Loan Parties or causing a Subsidiary which is not a Loan Party to become a Loan Party) Oil and Gas Properties having value, as determined by the Administrative Agent and the Majority Lenders, equal to or greater than such excess, or implement a combination thereof and (2) if the Borrower has an Investment Grade Rating, either prepay the Borrowings in an aggregate principal amount equal to such excess or take such actions as reasonably requested by the Administrative Agent to include as Mortgaged Property Oil and Gas Properties having value, as determined by the Administrative Agent and the Majority Lenders, equal to or greater than such excess, or implement a combination thereof (as a result of transferring new Proved Oil and Gas Properties to the Loan Parties or causing a Subsidiary which is not a Loan Party to become a Loan Party), and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section

2.08(j).  The Borrower will be obligated to make such prepayment, provide such collateral and/or deposit of cash collateral within ninety (90) days following such termination or reduction of the Aggregate Elected Commitment Amounts; provided that all payments required to be made pursuant to this Section 3.04(c)(i) must be made on or prior to the Termination Date.

(ii)                                  Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 or Section 8.13(c), if the Aggregate Revolving Credit Exposures exceed the redetermined or adjusted Borrowing Base, then the Borrower shall either (A)(1) (x) if the Borrower does not have an Investment Grade Rating, either prepay the Borrowings in an aggregate principal amount equal to such excess, or add to the Mortgaged Property (as a result of transferring new Proved Oil and Gas Properties to the Loan Parties or causing a Subsidiary which is not a Loan Party to become a Loan Party) Oil and Gas Properties having value, as determined by the Administrative Agent and the Majority Lenders, equal to or greater than such excess, or implement a combination thereof (as a result of transferring new Proved Oil and Gas Properties to the Loan Parties or causing a Subsidiary which is not a Loan Party to become a Loan Party), and (y) if the Borrower has an Investment Grade Rating, either prepay the Borrowings in an aggregate principal amount equal to such excess or take such actions as reasonably requested by the Administrative Agent to include as Mortgaged Property Oil and Gas Properties having value, as determined by the Administrative Agent and the Majority Lenders, equal to or greater than such excess, or implement a combination thereof and (2) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j) or (B) prepay, subject to the payment of any funding indemnification amounts required by Section 5.02 but without premium or penalty, the principal amount of such excess in not more than six (6) equal monthly installments plus accrued interest thereon with the first such monthly payment being due within thirty (30) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs.  The Borrower shall be obligated to make any prepayment pursuant to Section 3.04(c)(ii)(A)(1) and/or provide any collateral pursuant to Section 3.04(c)(ii)(A)(1) and/or deposit cash collateral pursuant to Section 3.04(c)(ii)(A)(2) within ninety (90) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs.  The Borrower shall be obligated to make all payments required to be made pursuant to Section 3.04(c)(ii)(B) on or prior to the Termination Date.  Notwithstanding any of the foregoing, all payments, additions of mortgages on Oil and Gas Properties and cash collateral deposits required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii)                               Upon any adjustments to the Borrowing Base pursuant to Section 9.02(i), or Section 9.12, if the Aggregate Revolving Credit Exposures exceed the Borrowing Base as adjusted, then the Borrower shall (A)(1) if the Borrower does not have an Investment Grade Rating, either prepay the Borrowings in an aggregate principal amount equal to such excess, or add to the Mortgaged Property (as a result of transferring new Proved Oil and Gas Properties to the Loan Parties or causing a Subsidiary which is not a Loan Party to become a Loan Party) Oil and Gas Properties having value, as determined by the Administrative Agent and the Majority Lenders, equal to or greater than such excess, or implement a combination thereof and (2) if the Borrower has an Investment Grade Rating, either prepay the Borrowings in an aggregate principal amount equal to such excess or take such actions as reasonably requested by the Administrative

Agent to include as Mortgaged Property Oil and Gas Properties having value, as determined by the Administrative Agent and the Majority Lenders, equal to or greater than such excess, or implement a combination thereof (as a result of transferring new Proved Oil and Gas Properties to the Loan Parties or causing a Subsidiary which is not a Loan Party to become a Loan Party), and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment, provide such collateral and/or deposit of cash collateral within ninety (90) days following such adjustment to the Borrowing Base (or, if sooner, on the date the Borrower receives cash proceeds as a result of a disposition pursuant to Section 9.12); provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv)                              Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v)                                 Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)                     No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05                 Fees.

(a)                     Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily unused amount of the Elected Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date (it being understood that LC Exposure shall constitute usage of the Commitments for purposes of this Section 3.05(a)).  Accrued commitment fees shall be payable in arrears on the third Business Day after the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  If a Lender is a Defaulting Lender, commitment fees shall cease to accrue pursuant to this Section 3.05(a) on the entire Elected Commitment of such Lender until such Lender is no longer a Defaulting Lender.  Solely for purposes of calculating the commitment fees pursuant to this

Section 3.05(a), Swingline Loans will not be deemed to be a utilization of the Elected Commitments.

(b)                     Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Elected Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Elected Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $300 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case participation and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                      Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs.

Section 4.01                 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                     Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 p.m. Charlotte, North Carolina time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.09, Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                     Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                      Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender (other than, in the case of Swingline Loans, the Swingline Lender), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower to a particular Lender pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02                 Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03                 Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.  If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment pursuant to Section 2.11(a)(ii).  After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04                 Disposition of Proceeds.  The Security Instruments contain an assignment by the Loan Parties unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Loan Parties’ interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Loan Parties and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Loan Parties.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01                 Increased Costs.

(a)                     Changes in Law.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank that were not imposed or deemed applicable on the date hereof;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes indemnified pursuant to Section 5.03 or (B) Excluded Taxes) on its loans, loan principal, letters of credit, elected commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, which Taxes it was not subject to on the date hereof, including, for the avoidance of doubt, any increase in the Tax rate after the date hereof for Taxes (other than (A) Indemnified Taxes indemnified pursuant to Section 5.03 or (B) Excluded Taxes) for which it was subject to on the date hereof; or

(iii)                               impose on any Lender or the Issuing Bank or the London interbank market (or any replacement thereof) any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein that was not imposed on such Lender or the Issuing Bank on the date hereof;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Issuing Bank or other Recipient, the Borrower will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                     Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Elected Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                      Certificates.  A certificate of a Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company, as the case may be, as specified in Section 5.01(a) or (b), shall be delivered to the Borrower, shall include the calculation of such amount and sufficient backup detail to allow the Borrower to confirm such calculation, and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                     Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Recipient to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Loan Parties shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02                 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market (or any market replacement index thereof pursuant to Section 3.03).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03                 Taxes.

(a)                     Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if the Borrower or Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or the Administrative Agent (as applicable) shall make such deductions or withholding and (iii) the Borrower or the Administrative Agent (as applicable) shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                     Payment of Other Taxes by the Borrower.  The Borrower shall timely pay,  or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                      Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)                     Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan

Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                      Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                       Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (g) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1.                                      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2.                                      executed copies of IRS Form W-8ECI;

3.                                      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

4.                                      to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I on behalf of each such direct and indirect partner; and

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                      FATCA Documentation.           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(h)                     Tax Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to the Administrative Agent or such Lender the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender, as applicable, would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(i)                               Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Elected Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04                 Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05                 Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended

(the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.  Subject to Section 5.06, no Elected Commitment of any Lender shall be increased or otherwise affected solely as a result of the operation of this Section 5.05 and, except as otherwise expressly provided in this Section 5.05, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified solely as a result of the operation of this Section 5.05.

Section 5.06                 Replacement of Lenders.

(a)                     If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04, or if any Lender has Affected Loans pursuant to Section 5.05, or if any Lender becomes a Defaulting Lender, or if any Lender refuses to approve a Proposed Borrowing Base pursuant to Section 2.07(c)(iii) and as a result, the Borrower elects to replace such dissenting Lender pursuant to Section 2.07(c)(iv), or if the Borrower has the right to replace a Lender pursuant to Section 12.02, , then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03 and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable Law, and (v) in the case of any assignment resulting from a Lender becoming a non-consenting Lender pursuant to Section 12.02, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE VI
Conditions Precedent

Section 6.01                 Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)                     The Administrative Agent, for the benefit of itself and the Lenders, shall have received all facility and agency fees and other fees and amounts due and payable on or prior to the Effective Date, including, without limitation, to the extent invoiced, reimbursement or payment of all of the Administrative Agent’s out-of-pocket expenses including, without limitation, the reasonable fees, charges and disbursements of Vinson & Elkins L.L.P, counsel for the Administrative Agent, required to be reimbursed or paid by the Borrower hereunder, or shall have received confirmation acceptable to the Administrative Agent that the all such fees and amounts will be paid with the proceeds of the Loans funded on the Effective Date.

(b)                     The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions duly adopted by such Loan Party’s board of directors (or other governing body) with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) articles or certificate of incorporation or formation of each Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, and the bylaws or other governing document of such Person as in effect on the Effective Date.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)                      The Administrative Agent shall have received certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Person is qualified to do business.

(d)                     The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit B, duly and properly executed by a Responsible Officer and dated as of the Effective Date certifying compliance (including compliance with Section 8.12) with the Existing Credit Agreement as of such date.

(e)                      The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)                       The Administrative Agent shall have received duly executed Notes payable to each requesting Lender and its registered assigns in a principal amount equal to such requesting Lender’s Maximum Credit Amount, dated as of the Effective Date.

(g)                      The Administrative Agent shall have received from each party thereto duly executed and completed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Reaffirmation Agreements, amendments and restatements of the Loan Parties’ existing mortgages, and the other Security Instruments described on Exhibit C, in each case, in form and substance reasonably satisfactory to the Administrative Agent.  In connection with the execution and delivery of the Security Instruments and the other Loan Documents, the Administrative Agent shall:

(i)                                     be reasonably satisfied that the Security Instruments (A) creating Liens on the Oil and Gas Properties create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) of the definition thereof, but subject to the provisos at the end of such definition) on at least 85% of the PV-9 value of the Oil and Gas Properties evaluated in the Initial Reserve Report and (B) creating Liens on all other Property purported to be pledged as collateral pursuant to the Security Instruments create first priority, perfected Liens (subject to only Liens permitted by Section 9.03) on such Property; and

(ii)                                  have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors, to the extent such Equity Interests are certificated.

(h)                     The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Holland & Hart LLP, special counsel to the Borrower and the Guarantors, covering such matters relating to the Borrower and the Guarantors, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby as the Administrative Agent shall reasonably request, and such other legal opinions, including opinions of New York counsel and local counsel, certificates, notes, documents and other instruments as the Administrative Agent may request, in each case in form and substance reasonably acceptable to the Administrative Agent and its counsel.

(i)                         The Administrative Agent shall have received a certificate of insurance coverage of the Loan Parties evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12.

(j)                        The Administrative Agent shall have received title information as the Administrative Agent may reasonably require which is reasonably satisfactory to the Administrative Agent setting forth the status of title to at least 95% of the value of the Borrowing Base.

(k)                     The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Loan Parties.

(l)                         The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(m)                 The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

(n)                     The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Loan Parties in Delaware and any other jurisdiction requested by the Administrative Agent, other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(o)                     The Administrative Agent shall have received a letter from Corporation Service Company evidencing the appointment of Corporation Service Company as authorized agent for service of process on each Loan Party under each Loan Document to which it is a party,

(p)                     The Administrative Agent shall have received a certificate from an authorized officer of the Borrower to the effect that (i) all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (ii) none of the Loan Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (iii) after giving effect to the Transactions, no Default has occurred and is continuing; (iv) since December 31, 2017, no event has occurred or condition arisen, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect; and (v) each Loan Party, as applicable, has satisfied each of the conditions set forth in Section 6.01 and Section 6.02.

(q)                     The Lenders shall have received at least three (3) Business Days prior to the Effective Date, to the extent requested in writing at least five (5) Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(r)                        If any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender that so requests shall have received a Beneficial Ownership Certification in relation to such Loan Party at least three (3) Business Days prior to the Effective Date.

(s)                       The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.  All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 5:00 p.m., Charlotte, North Carolina time, on September 28, 2018 (and, in the event such conditions are not so satisfied or waived, the Elected Commitments shall terminate at such time).  The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02                 Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)                     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred.

(c)                      The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) as of such specified earlier date.

(d)                     The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e)                      The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d).

ARTICLE VII
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01                 Organization; Powers.  Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications would not reasonably be expected to have a Material Adverse Effect.

Section 7.02                             Authority; Enforceability.  The Transactions are within each Loan Party’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests.  Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03                 Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, would not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by such Loan Party, except for any violation, default or right would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04                 Financial Condition; No Material Adverse Change.

(a)                     The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2017, reported on by Ernst & Young LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2018, certified by a Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject, with respect to the financial statements described in clause (ii), to normal year-end audit adjustments and the absence of footnotes.

(b)                     Since December 31, 2017, (i) there has been no material adverse change in the business, assets, operations, or condition, financial or otherwise, of the Loan Parties, taken as a whole and (ii) the business of each Loan Party has been conducted only in the ordinary course consistent with past business practices.

(c)                      No Loan Party has on the date hereof (i) any material Debt (including Disqualified Capital Stock), except as referred to or reflected or provided for in the Financial Statements, or (ii) any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, incurred outside the ordinary course of such Loan Party’s business.

Section 7.05                 Litigation.

(a)                     Except as set forth on Schedule 7.05, there are no material actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b)                     Since the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06                 Environmental Matters.  Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions would not be reasonably expected to have a Material Adverse Effect):no Property of any Loan Party nor the operations conducted thereon violate any Environmental Laws or any order or requirement of any court or Governmental Authority pertaining to environmental matters.

(b)                     no Property of any Loan Party nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)                      all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of each Loan Party, including past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and each Loan Party is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d)                     to the knowledge of the Borrower, all hazardous substances, solid waste and oil and gas waste, if any, generated by any Loan Party (or by any Person under any Loan Party’s Control) at any and all Property of any Loan Party have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, in transporting, treating or disposing of the same all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)                      (i) the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and (ii) there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of any Loan Party except, in the case of clauses (i) and (ii), in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)                       to the extent applicable, all Property of each Loan Party currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g)                      no Loan Party has any known contingent liability or Remedial Work obligation in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07                 Compliance with the Laws and Agreements; No Defaults.

(a)                     Each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                     No Loan Party is in default under, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require such Loan Party to Redeem or make any offer to do any of the foregoing under, any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which such Loan Party or any of its Properties is bound.

(c)                      No Default has occurred and is continuing.

Section 7.08                 Investment Company Act; Commodity Exchange Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09                 Taxes.  Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Loan Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10                 ERISA.

(a)                     The Loan Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)                     Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)                      No act, omission or transaction has occurred which could result in imposition on any Loan Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)                     No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or any ERISA Affiliate has been or is expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)                      Full payment when due has been made of all amounts which any Loan Party or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and, as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher.

(f)                       Except as would not reasonably be expected to result in a Material Adverse Effect, the actuarial present value of the benefit liabilities (based on the assumptions used for purposes of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic No. 715) under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)                      Neither any Loan Party nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Loan Party or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)                     Neither any Loan Party nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)                         Neither any Loan Party nor any ERISA Affiliate is required to provide security under section 436(f) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11                 Disclosure; No Material Misstatements.  None of the reports, financial statements, certificates or other written information (the “Information”) furnished by any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other Information so furnished) contained, as of the date such Information was furnished (or if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or if such Information expressly related to a specific date, as of such specific date) any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being recognized by the Administrative Agent and the Lenders that (i) such projections are as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 7.12                 Insurance.  Each Loan Party has (a) all insurance policies sufficient for the compliance by it with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of such Loan Party.  The Administrative Agent has been named as an additional insured in respect of such liability insurance policies and the Administrative Agent has been named as lender loss payee with respect to Property loss insurance.

Section 7.13                 Restriction on Liens.  No Loan Party is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14                 Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.  As of the Effective Date, there are no Material Subsidiaries.

Section 7.15                 Location of Business and Offices.  The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is SM Energy Company; and the organizational identification number of the Borrower in its jurisdiction of organization is 44728.  The Borrower’s principal place of business and chief executive office are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(l)) and Section 12.01(c)).  Each other Loan Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(l)).

Section 7.16                 Properties; Titles, Etc.  Except for matters which would not reasonably be expected to have a Material Adverse Effect:

(a)                     Each Loan Party has good and defensible title to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Excepted Liens, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Property.

(b)                     All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and (i) with respect to the Borrower and (ii) to Borrower’s knowledge with respect to all counterparties to such leases and agreements, there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of the Loan Parties, taken as a whole.

(c)                      The rights and Properties presently owned, leased or licensed by the Loan Parties including all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)                     All of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition, ordinary wear and tear excepted, and are maintained in accordance with prudent business standards.

(e)                      Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as would not reasonably be expected to have a Material Adverse Effect.

Section 7.17                             Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in connection with the foregoing, except for those as would not be reasonably expected to have a Material Adverse Effect, (i) no proved Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the proved Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are bottomed under and are producing from, and the well bores are wholly within, the proved Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by any of the Loan Parties, in a manner consistent with such Loan Party’s past practices (other than those the failure of which to maintain in accordance with this Section 7.17 would not reasonably be expect to have a Material Adverse Effect).

Section 7.18                 Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used (a) to provide working capital for exploration, development and production operations, (b) to finance the acquisition of Oil and Gas Properties permitted hereunder, (c) for general corporate purposes and (d) to repay Swingline Loans.  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates (x) the provisions of Regulations T, U or X of the Board or (y) any Sanctions.

Section 7.19                 Solvency.  After giving effect to the transactions contemplated hereby (including each Borrowing hereunder and each issuance or extension of any Letter of Credit), (a) the aggregate assets (after giving effect to amounts that would reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Loan Parties, taken as a whole, will exceed the aggregate Debt of the Loan Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each Loan Party will not have incurred or intended to incur, and does not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each Loan Party and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each Loan Party will not have (and has no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.20                 Gas Imbalances, Prepayments.  Except as set forth on Schedule 7.20 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.21                 Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.21, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on 60 days’

notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed, stated price and (b) have a maturity or expiry date of longer than six (6) months from the date of such contract.

Section 7.22                 Swap Agreements and Qualified ECP Guarantor.  Schedule 7.22, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(c), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.  The Borrower is a Qualified ECP Guarantor.

Section 7.23                 Anti-Terrorism Laws.

(a)                     No Loan Party is, and to the knowledge of each Loan Party, none of its Affiliates, officers or directors is in violation of any Governmental Requirement relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., in each case, as amended from time to time.

(b)                     No Loan Party is, and to the knowledge of each Loan Party, no Affiliate, officer, director, broker or other agent of such Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

Section 7.24                 Anti-Corruption Laws and Sanctions. Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and its Subsidiaries and their respective directors, officers, employees and agents, are in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) Anti- Corruption Laws and (iii) the PATRIOT Act in all material respects and have not violated any applicable Sanctions. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) any agent of such Loan Party or any such Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, and no use of the proceeds thereof by any Loan Party or any Subsidiary, will violate Anti-Corruption Laws or applicable Sanctions.

Section 7.25                 EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Section 7.26                 Beneficial Ownership Regulation.  As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VIII
Affirmative Covenants

Until the Elected Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01                 Financial Statements; Ratings Change; Other Information.  The Borrower will furnish to the Administrative Agent for electronic or other distribution to each Lender:

(a)                     Annual Financial Statements.  Within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or explanatory paragraph and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)                     Quarterly Financial Statements.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)                      Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) setting forth as of such date a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement and (v) certifying compliance with Section 8.13(b).

(d)                     Certificate of Insurer — Insurance Coverage.  Within ten (10) Business Days after requested by the Administrative Agent, with respect to any insurance policy required by Section 8.07 that has been renewed, (i) a certificate of insurance from the relevant insurer with, in form and substance satisfactory to the Administrative Agent, and (ii) a copy of the applicable policy.

(e)                      Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other material report or letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of such Loan Party, and a copy of any response by such Loan Party, or the Board of Directors of such Loan Party, to such letter or report.

(f)                       SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; provided, however, that the Borrower shall be deemed to have furnished the information required by this Section 8.01(f) if the same is timely available on “EDGAR” on the worldwide web.

(g)                      Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h)                     Lists of Purchasers.  Promptly following the written request from the Administrative Agent thereof, a list of all Persons purchasing Hydrocarbons from any Loan Party.

(i)                         Notice of Sales of Oil and Gas Properties.  In the event any Loan Party intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary for consideration in excess of $25,000,000, prior written notice of such disposition, the price thereof and the anticipated date of closing.

(j)                        Notice of Casualty Events.  Prompt written notice, and in any event within three Business Days, of the Borrower’s knowledge of an occurrence of any Casualty Event or the commencement of any action or proceeding that would reasonably be expected to result in a Casualty Event.

(k)                     Issuance of Permitted Refinancing Debt.  In the event the Borrower intends to refinance any Debt with the proceeds of Permitted Refinancing Debt, prior written notice of such intended offering therefor, the amount thereof and the anticipated date of closing to Agent and the Borrower will furnish to Agent a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any).

(l)                         Information Regarding Loan Parties.  Prompt written notice (and in any event within thirty (30) days from the occurrence thereof) of any change (i) in any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Loan Party’s federal taxpayer identification number.

(m)                 Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

(n)                     Account Control Agreements.  Prior to the opening thereof, written notice (such notice to include reasonably detailed information regarding the account number, purpose and location of such Deposit Account, Securities Account or Commodities Account) to the Administrative Agent of any Deposit Account, Securities Account or Commodities Account opened by the Borrower or any of its Subsidiaries; provided that the Borrower or such Subsidiary shall at all times comply with Section 8.17.

(o)                     Promptly following any request therefor, information and documentation reasonably requested in writing by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Section 8.02                 Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt (and in any event within three (3) Business Days after the Borrower has knowledge of the following) written notice of the following:

(a)                     the occurrence of any Default;

(b)                     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)                      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d)                     any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(e)                      any change in the information provided in any relevant Beneficial Ownership Certification delivered hereunder that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03                 Existence; Conduct of Business.  Each Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its proved Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04                 Payment of Obligations.  Each Loan Party will pay its obligations, including Tax liabilities of such Loan Party before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of such Loan Party having a fair market value, individually or in the aggregate, in excess of $8,000,000.

Section 8.05                 Performance of Obligations under Loan Documents.  The Borrower will pay the Loans according to the terms thereof, and each Loan Party will do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06                 Operation and Maintenance of Properties.  Except for matters that would not reasonably be expected to result in a Material Adverse Effect, each Loan Party, at its own expense, will:

(a)                     operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)                     keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, preserve, maintain and keep in good repair and working order (ordinary wear and tear excepted) all of its material proved Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities.

(c)                      promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its proved Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)                     promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)                      operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(f)                       to the extent such Loan Party is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07                 Insurance.  Each Loan Party will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent as an “additional insured” and/or “lender loss payee”, as applicable, and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation of such policy to the Administrative Agent.

Section 8.08                 Books and Records; Inspection Rights.  Each Loan Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

Section 8.09                 Compliance with Laws.  Each Loan Party will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect and enforce such policies and procedures to ensure compliance by the Borrower, its Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.10                 Environmental Matters.

(a)                     Each Loan Party shall at its sole expense: (i) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws, the breach of which would be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of such Loan Party’s Properties or any other Property to the extent caused such Loan Party’s operations except in compliance with applicable Environmental Laws, the disposal or release of which would reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of such Loan Party’s Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation, environmental response, mitigation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from such Loan Party’s Properties, which failure to commence and diligently prosecute to completion would reasonably be expected to have a Material Adverse Effect; and (v) establish and implement such procedures as may be necessary to continuously determine and assure that such Loan Party’s obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement would reasonably be expected to have a Material Adverse Effect.

(b)                     The Borrower will promptly, but in no event later than five days after the Borrower has knowledge of such event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against any Loan Party or such Loan Party’s Properties in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action would reasonably be expected to result in liability (whether individually or in the aggregate) in excess of $17,500,000, not fully covered by insurance, subject to normal deductibles.

(c)                      In connection with any future acquisitions of Oil and Gas Properties or other Properties, each Loan Party will provide environmental assessment reports, audits and tests in accordance with the then-current ASTM International standards upon request by the Administrative Agent and the Lenders, except in circumstances in which such Loan Party is acquiring an additional interest in an Oil and Gas Property or other Property.

Section 8.11                 Further Assurances.

(a)                     Each Loan Party will promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of such Loan Party in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b)                     The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Loan Party where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.  The Administrative Agent will use commercially reasonably efforts to promptly send the Borrower any financing or continuation statements it files without the signature of any Loan Party and the Administrative Agent will use commercially reasonable efforts to promptly send the Borrower the filing or recordation information with respect thereto.  The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Loan Party or words of similar effect as may be required by the Administrative Agent.

Section 8.12                 Reserve Reports.

(a)                     On or before February 28th (or February 29th, as applicable) and August 31st of each year, commencing February 28, 2019, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report.  The Reserve Report as of December 31 of each year shall have the majority of PV-10 value prepared or audited by one or more Approved Petroleum Engineers, and the Reserve Report as of June 30 of each year shall be prepared by or under the supervision of the most senior employee of the Borrower who has direct oversight for engineering and evaluation, and who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b)                     In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the most senior employee of the Borrower who has direct oversight for engineering and evaluation, who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.  For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)                      With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that to his knowledge after reasonable inquiry, in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time, the Loan Parties own good and defensible title to the Proved Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (ii) none of their Proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent and (iii) attached thereto is a schedule of the Proved Oil and Gas Properties of the Loan Parties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage that such Mortgaged Properties represent of the total value of such Proved Oil and Gas Properties of the Loan Parties evaluated in such Reserve Report in compliance with Section 8.14(a).

Section 8.13                 Title Information.

(a)                     On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Proved Oil and Gas Properties of the Loan Parties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 125% of the value of the Borrowing Base after giving effect to exploration and production activities, acquisitions, dispositions and production.

(b)                     If the Borrower has provided title information for additional Oil and Gas Properties under Section 8.13(a), the Borrower shall, within 60 days after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Oil and Gas Properties, either (i) cure any such title defects or exceptions raised by such information (including defects or exceptions as to priority), which are not permitted by Section 9.03 (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (f) and (g) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 125% of the value of the Borrowing Base after giving effect to exploration and production activities, acquisitions, dispositions and production.

(c)                      If the Borrower is unable to cure any title defect requested by the Administrative Agent to be cured within such 60 day period or the Borrower does not comply with the requirements to (i) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (f) and (g) of such definition) having an equivalent value or (ii) provide acceptable title information covering at least 125% of the value of the Borrowing Base after giving effect to exploration and production activities, acquisitions, dispositions and production, such default shall not be a Default, but instead the Administrative Agent shall have the right to and, at the direction of the Supermajority Lenders, shall, exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent.  To the extent that the Administrative Agent is not reasonably satisfied that the Borrower complied with the requirements of the preceding sentence after such 60 day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 85% requirement in Section 8.14(a), and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Administrative Agent to cause the Borrower to be in compliance with the requirement to provide acceptable title information covering at least 125% of the value of Borrowing Base after giving effect to exploration and production activities, acquisitions, dispositions and production.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14                 Additional Collateral; Additional Guarantors.

(a)                     In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(iii)) to ascertain whether the Mortgaged Properties represent at least 85% of the PV-9 value of the Proved Oil and Gas Properties of the Loan Parties, evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 85% of such PV-9 value, then the Loan Parties shall grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (d) of the definition thereof, but subject to the provisos at the end of such definition) on additional Proved Oil and Gas Properties of the Loan Parties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 85% of such PV-9 value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Material Subsidiary places a Lien on its Oil and Gas Properties and such Material Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)                     In the event that (i) the Borrower determines that any Restricted Subsidiary is a Material Subsidiary after the Effective Date or (ii) the Borrower or any Restricted Subsidiary creates, forms or acquires any Material Subsidiary (or any Unrestricted Subsidiary becomes a Restricted Subsidiary), then the Borrower shall promptly cause such Restricted Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement.  In connection with any such guaranty, the Borrower shall, or shall cause such Restricted Subsidiary (other than any Excluded Foreign Subsidiary) to, (A) execute and deliver a supplement to the Guaranty Agreement and the Security Agreement executed by such Restricted Subsidiary, (B) execute and deliver a Security Instrument pledging all of the Equity Interests of such Restricted Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Restricted Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.  In addition, in the event that any Excluded Foreign Subsidiary that is a First Tier Foreign Subsidiary becomes a Material Subsidiary after the Effective Date, Borrower shall deliver a Pledge — Borrower, pledging 65% of such Excluded Foreign Subsidiary’s outstanding voting Equity Interests and 100% of such Excluded Foreign Subsidiary’s outstanding non-voting Equity Interests to the extent such pledge will not result in adverse tax consequences to the Borrower.  Notwithstanding the foregoing, if any Subsidiary (other than any Excluded Foreign Subsidiary) guarantees any Debt, the Borrower shall promptly cause such Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement.  In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, execute and deliver (x) a supplement to the Guaranty Agreement and (y) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)                      The Security Instruments shall remain in effect at all times unless otherwise released pursuant to the terms of this Agreement; provided, however, that on the Investment Grade Rating Date, if no Default has occurred and is continuing, then (i) Section 8.14(a) shall have no further force or effect and (ii) upon written request of the Borrower to the Administrative Agent, the Administrative Agent shall use reasonable efforts to promptly release all of the Mortgaged Properties from the Liens of the Security Instruments; provided, further, that if, after such release of any or all of the Mortgaged Properties under the Security Instruments, the Borrower ceases to have an Investment Grade Rating, then (1) Section 8.14(a) shall be automatically reinstated and (2) within ninety (90) days of such cessation, the Borrower will, and will cause each other applicable Subsidiary to, re-execute and re-deliver to the

Administrative Agent any and all Security Instruments that are required to be delivered pursuant to the terms and provisions of this Agreement.

(d)                     Notwithstanding any provision in any Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) owned by any Loan Party included in the definition of “Mortgaged Properties” and no Building or Manufactured (Mobile) Home is encumbered by any Security Instrument.

Section 8.15                 ERISA Compliance.  Each Loan Party and any ERISA Affiliate will promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, such Loan Party or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Loan Party or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan (other than a Multiemployer Plan), each Loan Party will (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the Pension Funding Rules, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16                 Unrestricted Subsidiaries.  The Borrower:

(a)                     will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its Restricted Subsidiaries, on the one hand, and each of the Unrestricted Subsidiaries, on the other hand, to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries;

(b)                     will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries; and

(c)                      will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary.

Section 8.17                 Accounts.  Subject to Section 8.19, the Borrower and each of its Subsidiaries will maintain one or more of the Lenders as its principal depository bank, including for the maintenance of any Deposit Account, Securities Account or Commodities Account (other than any Excluded Account) for the conduct of its business.  All such Deposit Accounts, Securities Accounts or Commodities Accounts (other than Excluded Accounts) shall at all times be subject to an Account Control Agreement.

Section 8.18                 Post-Closing Title.  No later than December 27, 2018 (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall cause to be delivered to the Administrative Agent title information which the Administrative Agent may reasonably require which is reasonably satisfactory to the Administrative Agent that, together with title information delivered prior to the Effective Date, sets forth the status of title to at least 125% of the value of Borrowing Base on the Effective Date.

Section 8.19                 Post-Closing Amendment to Securities Account Control Agreement.  No later than October 29, 2018 (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall cause to be delivered to the Administrative Agent an amendment to that certain Securities Control Agreement, dated as of December 30, 2016, among the Borrower, the Administrative Agent and Goldman, Sachs & Co., which amendment shall be in form and substance reasonably satisfactory to the Administrative Agent to reflect the amendment and restatement of the Existing Credit Agreement.

ARTICLE IX
Negative Covenants

Until the Elected Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01                 Financial Covenants.

(a)                     Total Funded Debt to EBITDAX Ratio.  The Borrower will not permit, as of the last day of any Rolling Period commencing with the Rolling Period ending December 31, 2018, the Total Funded Debt to EBITDAX Ratio to exceed, for the Rolling Period ending on such date to be greater than (a) for the Rolling Period ending on the last day of each fiscal quarter to and including the fiscal quarter ending December 31, 2019, 4.25 to 1.00 and (b) for the Rolling Period ending on the last day of each fiscal quarter thereafter, 4.00 to 1.00.

(b)                     Current Ratio.  The Borrower will not permit, as of the last day of any fiscal quarter, the ratio of (i) consolidated current assets of the Borrower and its Consolidated Restricted Subsidiaries (including Unused Availability, but excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities of the Borrower and its Consolidated Restricted Subsidiaries (excluding non-cash obligations under ASC 815 and the current portion of the outstanding Indebtedness) to be less than 1.0 to 1.0.

For the avoidance of doubt, the Borrower shall not be required to deliver calculations demonstrating compliance with this Section 9.01 other than pursuant to Section 8.01(c).

Section 9.02                 Debt.  No Loan Party will incur, create, assume or suffer to exist any Debt, except:

(a)                     the Loans or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Loans or other Indebtedness arising under the Loan Documents.

(b)                     Debt of the Loan Parties set forth on Schedule 9.02(b) as of the Effective Date and any Permitted Refinancing Debt in respect of the foregoing.

(c)                      Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Leases and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided that (i) in the case of any acquisition, construction or improvement of any fixed or capital asset, such Debt (other than Capital Leases) is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) other than with respect to Debt set forth on Schedule 9.02(c) outstanding on the Effective Date, the aggregate principal amount of Debt permitted by this clause (c) shall not exceed $75,000,000 at any time outstanding.

(d)                     Debt associated with surety bonds or other surety obligations to secure performance of obligations owing in the ordinary course of its business.

(e)                      intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or any Restricted Subsidiary shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement.

(f)                       endorsements of negotiable instruments for collection in the ordinary course of business.

(g)                      non-recourse Debt secured by Property, other than Oil and Gas Properties evaluated by the Lenders for purposes of establishing the Borrowing Base, not to exceed $40,000,000 in the aggregate at any one time outstanding.

(h)                     Debt set forth on Schedule 9.02(h) outstanding on the Effective Date and other Debt not to exceed $25,000,000 in the aggregate at any one time outstanding.

(i)                         other unsecured senior Debt or subordinated Debt of the Borrower maturing (giving effect to mandatory prepayments) no earlier than at least six months after the Maturity Date under this Agreement; provided that (a) immediately after giving effect to the incurrence or issuance of unsecured senior Debt or subordinated Debt, the Borrower shall be in pro forma compliance with Section 9.01 (with EBITDAX equal to EBITDAX for the most recent Rolling Period for which financial statements have been, or are required to have been, delivered pursuant to Section 8.01(a) or Section 8.01(b)) and (b) immediately upon the issuance of any such unsecured senior Debt or subordinated Debt, other than Permitted Refinancing Debt, the Borrowing Base shall be reduced by an amount equal to twenty-five percent (25%) of the aggregate principal amount of such Debt.

Section 9.03                 Liens.  No Loan Party will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)                     Liens securing the payment of any Indebtedness.

(b)                     Excepted Liens.

(c)                      Liens securing Capital Leases and other Debt permitted by Section 9.02(c) but only on the Property thereunder.

(d)                     Any Lien existing on Property of a Person immediately prior to its being consolidated with or merged into a Loan Party or its becoming a Restricted Subsidiary, or any Lien existing on any Property acquired by a Loan Party at the time such Property is so acquired, provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Restricted Subsidiary or such acquisition of Property, and (ii) each such Lien shall extend solely to the item or items of Property so acquired and any other Property which is an improvement or accession to such acquired Property.

(e)                      Liens on Property not included in the then most recent Reserve Report and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the principal or face amount of all Debt secured under this Section 9.03(e) shall not exceed $25,000,000 in the aggregate for all Loan Parties.

(f)                       Liens securing any Permitted Refinancing Debt provided that any such Permitted Refinancing Debt is not secured by any additional or different Property not securing the Refinanced Debt.

(g)                      Liens on Property, other than Oil and Gas Properties evaluated by the Lenders for purposes of establishing the Borrowing Base, securing non-recourse Debt permitted by Section 9.02(g).

Section 9.04                 Dividends, Distributions, Redemptions and Restricted Payments, Redemption of Other Debt.

(a)                     Restricted Payments.  No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock (other than Disqualified Capital Stock), (ii) so long as no Event of Default shall have occurred which is continuing, the Borrower may declare and pay annual cash dividends not to exceed $50,000,000 on an annual basis, (iii) the Loan Parties (other than the Borrower) may declare and pay dividends ratably with respect to their Equity Interests, (iv) the Borrower may make Restricted Payments pursuant to and in accordance with restricted stock plans, stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (v) the Borrower may make any repurchases of its Equity Interests (other than Disqualified Capital Stock) that are permitted under Section 9.05(k) and (vi) in addition to Restricted Payments payable pursuant to clauses (i) and through (v) immediately above, the Borrower may make Restricted Payments; provided, that, with respect to this clause (vi) only, (x) the Borrower shall have, on a pro-forma basis immediately after giving effect to such Restricted Payment, Unused Availability under this Agreement of not less than 20% of the Aggregate Elected Commitment Amounts, (y) no Default or Event of Default shall have occurred and be continuing and (z) immediately after giving effect to such Restricted Payment, the Total Funded Debt to EBITDAX Ratio (with EBITDAX equal to EBITDAX for the most recent Rolling Period for which financial statements have been, or are required to have been, delivered pursuant to Section 8.01(a) or Section 8.01(b)) shall not exceed 3.00 to 1.00 on a pro forma basis.

(b)                     Redemptions of Other Debt. The Borrower will not, and will not permit any of its Subsidiaries to, prior to the date that is one hundred eighty (180) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any unsecured notes (including any Debt permitted by Section 9.02(i)), any Subordinated Debt or any Permitted Refinancing Debt in respect thereof (collectively, the “Other Debt”); provided that the Borrower may (i) Redeem Other Debt concurrently with the receipt of the Net Equity Proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower issued for the purpose of such Redemption, (ii) Redeem Other Debt by converting all or a portion of such Other Debt into additional Equity Interests (other than Disqualified Capital Stock) of the Borrower, (iii) Redeem Other Debt that is permitted by Section 9.02(i) with Permitting Refinancing Debt, (iv) Redeem Other Debt with cash in an amount not to exceed $300,000,000; provided, that, with respect to this clause (iv) only, (x) the Borrower shall have, on a pro-forma basis immediately after giving effect to such Redemption, Unused Availability under this Agreement of not less than 20% of the Aggregate Elected Commitment Amounts, (y) no Default or Event of Default shall have occurred and be continuing and (z) immediately after giving effect to such Redemption, the Borrower shall be in pro forma compliance with Section 9.01 or (v) Redeem Other Debt; provided, that, with respect to this clause (v) only, (x) the Borrower shall have, on a pro-forma basis immediately after giving effect to such Redemption, Unused Availability under this Agreement of not less than 20% of the Aggregate Elected Commitment Amounts, (y) no Default or Event of Default shall have occurred and be continuing and (z) immediately after giving effect to such Redemption, the Total Funded Debt to EBITDAX Ratio (with EBITDAX equal to EBITDAX for the most recent Rolling Period for which financial statements have been, or are required to have been, delivered pursuant to Section 8.01(a) or Section 8.01(b)) shall not exceed 2.75 to 1.00 on a pro forma basis.

Section 9.05                 Investments, Loans and Advances.  No Loan Party will make or permit to remain outstanding any Investments (whether by division or otherwise) in or to any Person, except that the foregoing restriction shall not apply to:

(a)                     Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05(a).

(b)                     accounts receivable arising in the ordinary course of business.

(c)                      direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)                     commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e)                      deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency).

(f)                       deposits maturing within one year from the date of creation thereof which are either (i) in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e) or (ii) rated AAA/Aaa by S&P or Moody’s.

(g)                      Investments (i) made by the Borrower in or to the other Loan Parties, and (ii) made by a Loan Party in or to the Borrower or any other Loan Party (or, in each case in the foregoing clauses (i) and (ii), in any Person which becomes, or is merged into, a Restricted Subsidiary and complies with Section 8.14(b) no later than five (5) Business Days after the date on which such Investment is made).

(h)                     subject to the limits in Section 9.07, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by such Loan Party with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, except for existing Investments described or referred to on Schedule 9.05(h) and Investments permitted by Section 9.05(i), (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $125,000,000.

(i)                         subject to the limits in Section 9.07, additional Investments (including, without limitation, capital contributions) in the ventures described or referred to on Schedule 9.05(h) and new Investments (including, without limitation, capital contributions) in ventures entered into by such Loan Party with others in the ordinary course of business; provided that (i) any such venture is not engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $25,000,000.

(j)                        subject to the limits in Section 9.07, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America.

(k)                     Other Investments (including repurchases by the Borrower of its Equity Interests); provided,  that at the time such Investment is made (x) the Borrower shall have, on a pro-forma basis immediately after giving effect to the making of such Investment, Unused Availability under this Agreement of not less than 20% of the Aggregated Elected Commitment Amounts, (y) no Default or Event of Default shall have occurred and be continuing and (z) immediately after giving effect to such Investment, the Total Funded Debt to EBITDAX Ratio (with EBITDAX equal to EBITDAX for the most recent Rolling Period for which financial statements have been, or are required to have been, delivered pursuant to Section 8.01(a) or Section 8.01(b)) shall not exceed 3.00 to 1.00 on a pro forma basis.

(l)                         So long as (i) no Default exists either before or after giving effect thereto and (ii) the Borrower is in compliance with Section 9.01 both before and after giving effect thereto on a pro forma basis, Investments in Unrestricted Subsidiaries, provided that the aggregate amount of all such Investments at any one time shall not exceed $200,000,000.

Section 9.06                 Designation of Material Subsidiaries.  Unless designated as a Non-Material Subsidiary on Schedule 7.14 as of the Effective Date or thereafter, assuming compliance with Section 9.15, any Person that becomes a Subsidiary of the Borrower or any of its Material Subsidiaries shall be classified as a Material Subsidiary.

Section 9.07                 Nature of Business; International Operations.  No Loan Party will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.  From and after the date hereof, no Loan Party will acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States or Canada in excess of $15,000,000 in the aggregate.  The Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.

Section 9.08                 Proceeds of Loans.

(a)                     The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.18.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations U, Regulation T or Regulation X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

(b)                                 The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.09                 ERISA Compliance.  No Loan Party will at any time:

(a)                     engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which such Loan Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)                     terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of such Loan Party or any ERISA Affiliate to the PBGC.

(c)                      fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, such Loan Party or any ERISA Affiliate is required to pay as contributions thereto.

(d)                     permit, or allow any ERISA Affiliate to permit, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan to fall below 80%.

(e)                      contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(f)                       acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to such Loan Party or with respect to any ERISA Affiliate of the such Loan Party if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities (based on assumptions used for purposes of FASB ASC Topic No. 715) under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, except as would not have a Material Adverse Effect.

(g)                      incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(h)                     contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(i)                         amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that such Loan Party or any ERISA Affiliate is required to provide security to such Plan under section 436(f) of the Code.

Section 9.10                 Sale or Discount of Receivables.  Except for receivables obtained by any Loan Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, no Loan Party will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11                 Mergers, Etc.  No Loan Party will divide, merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions and including by division) all or substantially all of its Property (whether now owned or hereafter acquired) to any other Person (any such transaction, a “consolidation”) or liquidate or dissolve; provided that:

(a)                     any Loan Party may participate in a division, merger or consolidation with any other Person; provided that (i) no Default is continuing, (ii) any such division, merger or consolidation would not cause a Default hereunder, (iii) if the Borrower divides, merges or consolidates with any Person, the Borrower shall be the surviving Person and (iv) if any other Loan Party divides, merges or consolidates with any Person (other than the Borrower or another Loan Party) and such other Loan Party is not the surviving Person, such surviving Person shall expressly assume in writing (in form and substance satisfactory to the Administrative Agent) all obligations of such Loan Party under the Loan Documents; and

(b)                     any Loan Party may participate in a division, merger or consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any other Loan Party and if one of such Loan Parties is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary.

Section 9.12                 Sale of Properties.  No Loan Party will sell, assign, farm-out, convey or otherwise transfer any Property (whether by division or otherwise), except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of such Loan Party or is replaced by equipment of at least comparable value and use; (d) the sale, transfer or other disposition of Equity Interests in Subsidiaries that are not Loan Parties; (e) sales or other dispositions of Oil and Gas Properties or any interest therein or Guarantors owning Oil and Gas Properties and the Swap Monetization of Swap Agreements; provided that (i) if the aggregate value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to such Oil and Gas Property and/or Swap Agreement for purposes of the most recent determination of the Borrowing Base (which Borrowing Base was approved or deemed approved by the requisite Lenders in accordance with Section 2.07)) of such sales or other dispositions of Oil and Gas Properties or Guarantors owning Oil and Gas Properties, when aggregated with the Swap Monetization of Swap Agreements pursuant to the terms of this Agreement, since the last Scheduled Redetermination Date is in excess of ten percent (10%) of the Borrowing Base, then the Borrowing Base will be automatically reduced by an amount reasonably determined by the Administrative Agent and approved by the Supermajority Lenders, which redetermined Borrowing Base shall be effective upon delivery by the Administrative Agent of the related New Borrowing Base Notice under Section 2.07(d), and if the Aggregate Revolving Credit Exposures exceed the Borrowing Base as adjusted after such reduction in the Borrowing Base, the Borrower shall prepay Borrowings in accordance with Section 3.04(c)(iii), (ii) such disposition or Swap Monetization is for at least fair market value and (iii) if any such sale or other disposition is of a Guarantor owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Guarantor; (f) sales and other dispositions of Properties (other than Oil and Gas Properties or Guarantors owning Oil and Gas Properties) not regulated by Sections 9.12(a) to (e) having a fair market value not to exceed $50,000,000 during any 12-month period.

Section 9.13                 Environmental Matters.  No Loan Party will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would reasonably be expected to have a Material Adverse Effect.

Section 9.14                 Transactions with Affiliates.  No Loan Party will enter into any transaction (or series of related transactions), including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than any other Loan Party and Wholly-Owned Subsidiaries of the Borrower) involving aggregate consideration in excess of $20 million, unless such transaction (or series of related transactions) is otherwise permitted by this Agreement or is in the ordinary course of business on terms not materially less favorable to such Loan Party than those that such Loan Party would reasonably expect to be able to obtain in a comparable arm’s length transaction (or series of related transactions) with a Person not an Affiliate.

Section 9.15                 Subsidiaries.  No Loan Party shall create or acquire any additional Material Subsidiary or redesignate a Subsidiary as a Material Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b).  The Borrower shall not, and shall not permit any Material Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Material Subsidiary except in compliance with Section 9.12(e).

Section 9.16                 Negative Pledge Agreements; Dividend Restrictions. No Loan Party will create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Material Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) the Loan Documents, (b) any leases or licenses as they affect any Property or Lien subject to such lease or license, (c) any contract agreement or understanding creating Liens on Capital Leases or to secure purchase money Debt permitted by Section 9.03(c) (but only to the extent related to the Property on which such Liens were created), or (d) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Property of such Restricted Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition.

Section 9.17                 Swap Agreements.  No Loan Party will enter into any Swap Agreements with any Person other than:

(a)                     Subject to the second to last paragraph of this Section 9.17, Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect) do not exceed (A) 85% of the Projected Volumes of each of (1) crude oil, (2) natural gas and (3) natural gas liquids and condensate, calculated separately, in each case based on the most recently delivered certificate under the last paragraph of this Section 9.17 for each month during the first thirty-six (36) month period from the date such Swap Agreement (including each trade or transaction) is executed and (B) 75% of the reasonably anticipated production of each of (1) crude oil, (2) natural gas and (3) natural gas liquids and condensate, calculated separately, in each case from the Loan Parties’ Proved Reserves included in the most recently delivered Reserve Report for each month during the twenty-four (24) month period commencing with the third anniversary of the date of such Swap Agreement (including each trade or transaction) is executed; provided, however, that such Swap Agreements shall not, in any case, have a tenor of longer than sixty (60) months, provided that the restrictions in the foregoing clauses (A) and (B) shall not apply to floor or put arrangements setting a minimum commodity price;

(b)                     Swap Agreements effectively converting interest rates from floating to fixed (i) with an Approved Counterparty and (ii) the notional amounts of which (when aggregated with other interest rate Swap Agreements then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of principal amount of the Borrower’s floating rate Debt in respect of borrowed money;

(c)                      Swap Agreements effectively converting interest rates from fixed to floating (i) with an Approved Counterparty and (ii) the notional amounts of which (when aggregated with other interest rate Swap Agreements then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of principal amount of the Borrower’s fixed rate Debt in respect of borrowed money;

(d)                     Swap Agreements in respect of currencies (i) with an Approved Counterparty and (ii) that are to hedge actual or expected fluctuations in currencies and are not for speculative purposes;

(e)                      Any Permitted Bond Hedge Transactions; and

(f)                       Upon the signing of a binding purchase and sale agreement for Oil and Gas Properties (such Oil and Gas Properties, the “Proposed Acquisition Properties”) between such Loan Party and a third party seller, Swap Agreements in respect of commodities (a) with an Approved Counterparty, (b) with a tenor not to exceed three years commencing with the first full month after such Swap Agreement is executed, and (c) the notional volumes for which do not exceed 85% of the reasonably anticipated production from the Proposed Acquisition Properties constituting Proved Reserves for each month from each of crude oil, natural gas and natural gas liquids and condensate, calculated separately and as set forth in a reserve report delivered to the Administrative Agent (in form and detail reasonably acceptable to the Administrative Agent) covering such Proposed Acquisition Properties; provided that, (x) upon the earlier to occur of (1) the 30th day after such purchase and sale agreement is terminated and (2) the 90th day after the date upon which the applicable purchase and sale agreement was entered into in each case with such extensions as agreed to by the Administrative Agent in its sole discretion, all Swap Agreements entered into under this Section 9.17(f) that would not otherwise have been permitted to be entered into under Section 9.17(a)) above (at the time entered into) will be unwound or otherwise terminated and (y) notwithstanding anything to the contrary herein, the notional volumes for Swap Agreements entered into under this Section 9.17(f) (when aggregated with other commodity Swap Agreements then in effect pursuant to Section 9.17(a) other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) shall not exceed, as of the date such Swap Agreement is executed, 100% of reasonably anticipated production from the Loan Party’s Oil and Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement and excluding, for the avoidance of doubt, anticipated production from the Proposed Acquisition Properties) for each month of each of crude oil, natural gas, and natural gas liquids and condensate, calculated separately.

In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Loan Party to post collateral, credit support (including in the form of letters of credit) or margin (other than, in each case, pursuant to the Security Instruments) to secure their obligations under such Swap Agreement or to cover market exposures, other than usual and customary requirements to deliver letters of credit or post cash collateral in an aggregate amount not to exceed $25,000,000.00 with respect to such Swap Agreements.

No Loan Party may permit the Swap Monetization of Swap Agreements except pursuant to Section 9.12(e).

For purposes of entering into or maintaining Swap Agreement trades or transactions under clause (a)(ii)(B) of this Section 9.17, forecasts of reasonably anticipated production from the Borrower’s and the other Loan Parties’ Proved Reserves as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement may be revised at the Borrower’s option to account for any increase or decrease therein anticipated because of information obtained by the Borrower or any other Loan Party subsequent to the publication of such Reserve Report, including the Borrower’s or any other Loan Party’s internal forecasts of production decline rates for existing wells and including additions to or deletions from anticipated future production due to new wells coming on stream or failing to come on stream, the shutting in of wells or other cessation of production from wells, the acquisition of property or wells and the disposition of property or wells; provided that (a) such supplemental information shall be reasonably satisfactory to the Administrative Agent and (b) if any such supplemental information is delivered, such information shall be presented on a net basis (i.e. it shall take into account both increases and decreases in anticipated production subsequent to the publication of the most recent Reserve Report).

If, at the end of any calendar month, the Borrower determines that the aggregate notional volumes of all Swap Agreements in respect of commodities for such calendar month (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) exceeded 100% of actual production of each of (i) crude oil, (ii) natural gas and (iii) natural gas liquids and condensate, calculated separately, for such calendar month, then the Borrower shall (A) promptly notify the Administrative Agent of such determination, and (B) if requested by the Administrative Agent or the Supermajority Lenders, within 30 days after such request (1) provide an updated report of the type set forth in the last paragraph of this Section 9.17 and (2) terminate, create off-setting positions or otherwise unwind or monetize existing Swap Agreements such that, at such time, the volumes under commodity Swap Agreements will not exceed 100% of the Projected Volumes set forth in the report delivered pursuant to the foregoing clause (1) for the then-current and any succeeding calendar month covered by such Swap Agreements.

The Borrower shall deliver a certificate of a Financial Officer setting forth, as of a recent date, a report detailing the Projected Volume for each month during the forthcoming five year period and the assumptions used in calculating such Projected Volume, in each case, in form and substance reasonably satisfactory to the Administrative Agent (a) concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), (b) promptly upon the occurrence of any event (including any sale, transfer, assignment or other disposition of Oil and Gas Properties) that the Borrower determines in its reasonable discretion would decrease the aggregate Projected Volume by 5% or more of the aggregate Projected Volume during the five-year period set forth in the most recent certificate previously delivered pursuant to the third to last paragraph of this Section 9.17, and (c) at the election of the Borrower, up to two times during the period following the delivery of the most recent certificate previously delivered pursuant to clause (a) above (or more frequently, if the Administrative Agent in its reasonable discretion approves).

Section 9.18                 Release of Liens.  During any period between two successive Scheduled Redetermination Dates, the Borrower shall be entitled to cause Mortgaged Properties having an aggregate fair market value not to exceed seven and a half percent (7.5%) of the Borrowing Base, individually or in the aggregate, to be released from the Liens created by and existing under the Security Instruments without the consent of the Lenders; provided that (a) no Event of Default shall have occurred which is continuing, (b) following any such release, the Borrower shall be in compliance with Section 8.14, and (c) the Aggregate Revolving Credit Exposures shall not exceed the Aggregate Elected Commitment Amounts or the Borrowing Base.

Section 9.19                 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a)                     Assuming compliance with Section 9.19(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)                     The Borrower may designate by prior written notice thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and after giving effect, to such designation, (A) the representations and warranties of each Loan Party contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (B) no Default exists or would exist (and the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01 and (C) such Subsidiary is not a guarantor or “restricted subsidiary” with respect to any Debt permitted pursuant to Section 9.02(c) or Section 9.02(i); and (ii) the Investment deemed to be made in such Subsidiary (and its subsidiaries) pursuant to the next sentence would be permitted to be made at the time of such designation under Section 9.05(l).  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall (a) constitute an Investment in an Unrestricted Subsidiary (and its subsidiaries) in an amount equal to the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary (and its subsidiaries) and (b) be deemed a disposition of the Property of such Subsidiary (and its subsidiaries) (and Equity Interests therein) for purposes of Section 9.12.  Except as provided in this Section 9.19(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)                      The Borrower may designate by prior written notice thereof to the Administrative Agent any Unrestricted Subsidiary to be a Restricted Subsidiary if (i) immediately prior, and after giving effect to such designation, (A) the representations and warranties of each Loan Party contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (B) no Default exists or would exist (and the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01 and (ii) the Borrower is in compliance with the requirements of Section 8.14 and Section 9.20.  Any such designation shall (x) be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 9.05(l) and (y) constitute the incurrence at the time of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

Section 9.20                 Unrestricted Subsidiaries.  No Loan Party will:

(a)                     Incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.

(b)                     Permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, any Loan Party.

Section 9.21                 Sanctions. No Loan Party shall, directly or indirectly, use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to knowingly fund any activities of or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, Issuing Bank, or otherwise) of Sanctions or Anti-Corruption Laws.

Section 9.22                 Anti-Corruption Laws. No Loan Party shall fail to conduct its businesses in compliance with applicable Anti-Corruption Laws in all material respects.

Section 9.23                 Marketing Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business, and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

ARTICLE X
Events of Default; Remedies

Section 10.01          Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)                     the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)                     the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)                      any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any respect material to the Borrower’s creditworthiness or to the rights or interests of the Lenders when made or deemed made.

(d)                     any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(l), Section 8.02, Section 8.03, Section 8.18, Section 8.19 or ARTICLE IX.

(e)                      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Majority Lenders).

(f)                       any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to applicable grace periods), unless such payment is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(g)                      any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness in respect of Swap Agreements) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness in respect of Swap Agreements) to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Loan Party to make an offer in respect thereof or there occurs under any Swap Agreement constituting Material Indebtedness an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined).

(h)                     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any  Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)                         any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)                        any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)                     one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days and for which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment.

(l)                         the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party that is a party thereto, or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Loan Party or any of their Affiliates shall so state in writing.

(m)                 an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

(n)                     a Change in Control shall occur.

Section 10.02          Remedies.

(a)                     In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Elected Commitments, and thereupon the Elected Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Elected Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

(b)                     In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)                      All collateral, including, without limitation, proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:  first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments payable to the Administrative Agent in its capacity as such; second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders; third, pro rata to payment of accrued interest on the Loans; fourth, pro rata to payment of principal outstanding on the Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and Indebtedness referred to in (i) clause  (b) of the definition of Indebtedness owing to Lender Swap Providers and (ii) clause  (c) of the definition of Indebtedness owing to Bank Products Providers; fifth, pro rata to any other Indebtedness; sixth, to serve as Cash Collateral to be held by the Administrative Agent to secure the LC Exposure; and seventh, any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.  Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder shall not be applied to the Indebtedness that is comprised of Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 10.02 from amounts received from “eligible contract participants” under the Commodity Exchange Act or any regulations promulgated thereunder to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in this Section 10.02 by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to this Section 10.02).

ARTICLE XI
The Administrative Agent

Section 11.01          Appointment; Powers.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the

Lenders and the Issuing Bank, and neither the Borrower nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.02          Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties under the Loan Documents shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in  Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s discretion, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE VI each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03   Action by Administrative Agent.  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone or by electronic communication and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05   Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06   Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, subject to the consent of the Borrower (which consent shall (a) not be unreasonably withheld or delayed and (b) not be required if any Event of Default has occurred and is continuing at the time of such appointment) to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders (where applicable) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York or San Francisco, California, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.  If the Administrative Agent is a Defaulting Lender due to the circumstances described in clause (vi) of the definition of Defaulting Lender, the Majority Lenders shall have the right to appoint a successor Administrative Agent which shall be a commercial bank or trust company that is, if no Event of Default exists, reasonably acceptable to the Borrower.  If no successor Administrative Agent has been so appointed and shall have accepted such appointment by the 20th Business Day after the date the Administrative Agent became a Defaulting Lender due to the circumstances described in clause (vi) of the definition of Defaulting Lender, the Administrative Agent shall be deemed to have been replaced and the Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and under any other Loan Document until such time, if any, as the Majority

Lenders appoint a successor Administrative Agent as provided above. After the Administrative Agent is replaced in accordance with this Section 11.06, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such replaced Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such replaced Administrative Agent was acting as Administrative Agent.

Section 11.07   Administrative Agent as  Lender.  Each bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not Administrative Agent hereunder.

Section 11.08   No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09   Authority of Administrative Agent to Release Collateral and Liens.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral (a) that is permitted to be sold or released pursuant to the terms of the Loan Documents or (b) upon (i) termination of all Elected Commitments, (ii) payment in full of all Indebtedness (other than contingent indemnification obligations for which no claim has been made) owing to the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents, (iii) payment in full of all Indebtedness owing to any Lender Swap Provider under any Swap Agreement pursuant to clause (b) of the definition of “Indebtedness” (other than any Lender Swap Provider that has advised the Administrative Agent that such Indebtedness pursuant to such clause (b) owing to it is otherwise adequately provided for or novated), (iii) payment in full of all Indebtedness pursuant to clause (c) of the definition of “Indebtedness” owing to any Bank Products Provider in respect of Bank Products (other than any Bank Products Provider that has advised the Administrative Agent that such Indebtedness pursuant to such clause (c) owing to it is otherwise adequately provided for or collateralized), (iv) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made) and (v) termination of all Swap Agreements with Lender Swap Providers (other than any Lender Swap Provider that has advised the Administrative Agent that such Lender Swap Agreements are otherwise adequately provided for or novated).  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.10   Co-Syndication Agents and Co-Documentation Agents.  The Lenders identified in this Agreement as Co-Syndication Agents and as Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, the Co-Syndication Agents and the Co-Documentation Agents shall not have or be deemed to have a fiduciary relationship with any Lender.

Section 11.11   Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XII
Miscellaneous

Section 12.01   Notices.

(a)       Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or, to the extent permitted in Sections 2.08(b), Section 2.09(b), Section 8.01 and Section 12.01(b), transmitted by electronic communication, as follows:

(i)            if to the Borrower, to it at 1775 Sherman Street, Suite 1200, Denver, Colorado 80203, Attention: Treasury Department (Telecopy No. 303/861-0934) (E-mail Address: nmarkham@sm-energy.com);

(ii)           if to the Administrative Agent, to it at 1700 Lincoln, Sixth Floor, MAC C7300-061, Denver, Colorado 80202, Attention of Timothy T. Green (Telecopy No. 303/863-6765), with a copy to Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd - 1B1, Mailcode: MACD1109-019, Charlotte, NC 28262, Attention of Agency Services (Telecopy No. 704/590-2782) (E-mail Address: agencyservices.requests@wachovia.com);

(iii)          if to the Issuing Bank, to it at, 1700 Lincoln, Sixth Floor, MAC C7300-061, Denver, Colorado 80202, Attention of Timothy T. Green (Telecopy No. 303/863-6765);

(iv)          if to the Swingline Lender, to it at the address set forth in clause (ii) above; or

(v)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)       Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)       Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02   Waivers; Amendments.

(a)       No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)       Notwithstanding Section 3.03, neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Maximum Credit Amount or Elected Commitment of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of the Borrowing Base Increase Lenders, (iii) modify Section 2.07 without the written consent of all of the Lenders (other than any Defaulting Lender), (iv) decrease or maintain the Borrowing Base then in effect under Section 2.07, without the written consent of the Supermajority Lenders (other than any Defaulting Lender) or (v) modify Section 2.07 in any manner that results in an increase in the Borrowing Base without the consent of each Lender (other than any Defaulting Lender), (vi) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (vii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (viii) change Section 4.01(b), Section 4.01(c) or Section 10.02(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (ix) change the definition of the term “Material Subsidiary” or “Substantial Portion”, without the written consent of each Lender (other than any Defaulting Lender), (x) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the collateral, or reduce the percentage set forth in Section 8.14 to less than

85%, without the written consent of each Lender (other than any Defaulting Lender), or (xi) change any of the provisions of this Section 12.02(b) or the definition of “Borrowing Base Increase Lenders” or the definition of “Majority Lenders” or the definition of “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be.  Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.  Notwithstanding the foregoing, the Elected Commitment and outstanding Borrowings of any Defaulting Lender shall be disregarded for all purposes of any determination of whether the requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 12.02); provided that, except as set forth in Sections 12.02(b)(iii), (iv), (v), (ix), (x) and (xi), any waiver, amendment or modification requiring the consent of all Lenders shall require the consent of such Defaulting Lender.   If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Supermajority Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 5.06; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 12.03   Expenses, Indemnity; Damage Waiver.

(a)       The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental assessments, audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)       THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE SWINGLINE LENDER AND EACH OTHER LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE DIRECTLY ARISING OUT OF, DIRECTLY IN CONNECTION WITH, OR DIRECTLY AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix)

THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY GUARANTOR AGAINST AN INDEMNITEE FOR A MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, IF THE BORROWER OR SUCH GUARANTOR HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c)       To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Swingline Lender or the Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d)       To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)       All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04   Successors and Assigns.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       (i)  Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Elected Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower (provided that the consent of the Borrower shall not be unreasonably withheld, and shall be deemed given if no objection is made within fifteen (15) Business Days after the Borrower has received written notice of the proposed assignment), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Elected Commitment or Loans, the amount of the Elected Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and, after giving effect thereto, the assigning Lender shall have Elected Commitments and Loans aggregating at least $5,000,000, in each case, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)                                in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.02 that affects such CLO; and

(F)                                 no assignment shall be made to (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (2) a natural Person.

(iii)                               Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)                              The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount

(and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Notwithstanding any other provision in any Loan Document to the contrary, the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)                      (i)                                     Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (other than (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (y) a natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Elected Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  To the extent that a participation would cause the relevant Participant to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, then unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, the Borrower shall not be obliged to pay such increased costs.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless such Participant agrees  to comply with Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender) as though it were a Lender.  In addition, with respect to each Participant that exercises its rights under Section 5.01, Section 5.02 or Section 5.03, the Borrower may exercise its rights under Section 5.06 as though such Participant were a Lender.

(d)                     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                      Notwithstanding any of the foregoing, the Borrower will not and will not permit any of its Affiliates to assume, purchase, or otherwise acquire, directly or indirectly, all or any portion of any Lender’s rights and obligations under this Agreement (including all or any portion of any Lender’s Elected Commitment and Loans).  Notwithstanding any of the foregoing, no Lender shall assign, sell, sell participations, or otherwise dispose, directly or indirectly, of all or any portion of any its rights and obligations under this Agreement (including all or a portion of its Elected Commitment and the Loans owing to it) to the Borrower or to any of the Borrower’s Affiliates.

Section 12.05          Survival; Revival; Reinstatement.

(a)                     All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the

Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Elected Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Elected Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)                     To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06          Counterparts; Integration; Effectiveness.

(a)                     This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.   Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic transmission (such as .pdf) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(b)                     This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

(c)                      Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07          Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09          GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                     THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b)                     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)                      THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS AND HEREBY CONFERS AN IRREVOCABLE SPECIAL

POWER, AMPLE AND SUFFICIENT, TO CORPORATION SERVICE COMPANY, WITH OFFICES ON THE DATE HEREOF AT DENVER, COLORADO AS ITS DESIGNEE, APPOINTEE AND AGENT WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING IN NEW YORK TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH PROCEEDING AND AGREES THAT THE FAILURE OF SUCH AGENT TO GIVE ANY ADVICE OF ANY SUCH SERVICE OF PROCESS TO THE BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY CLAIM BASED THEREON.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION.  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01  (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)                     EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11          Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, members, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement, (ii) any market data collector or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Borrower’s Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.

Section 12.12          Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13          EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS

CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14          Existing Credit Agreement.

(a)           On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall be replaced hereby; provided that the Borrower, the Administrative Agent and the Lenders agree that (i) the “Commitments” of the lenders under the Existing Credit Agreement shall be superseded by this Agreement and terminated (except as otherwise expressly provided in Section 12.05(a) of the Existing Credit Agreement with respect to the survival of certain covenants and agreements made by the Borrower in the Existing Credit Agreement), (ii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Effective Date, (iii) except as expressly stated herein or amended, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Indebtedness, (iv) the Existing Credit Agreement shall continue to evidence and govern any action or omission performed, required to be performed or approved pursuant to the Existing Credit Agreement prior to the Effective Date (including, without limitation, any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Credit Agreement and any permitted releases of collateral) and any act, omission or event to occur or measured by any date or period of time commencing on, or including any date or period prior to, the Effective Date and (v) the terms and provisions of the Existing Credit Agreement shall continue in full force and effect to the extent provided in clause (d) of this Section 12.14.  The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date.  This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b)           The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Issuing Banks’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Indebtedness incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.

(c)            On and after the Effective Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit

Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby.

(d)           This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.

(e)            The undersigned waive any right to receive any notice of such termination and any right to receive any notice of prepayment of amounts owed under the Existing Credit Agreement.  Each Lender that was a party to the Existing Credit Agreement hereby agrees to return to the Borrower, with reasonable promptness, any promissory note delivered by the Borrower to such Lender in connection with the Existing Credit Agreement.

Section 12.15          Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to the Lender Swap Providers on a pro rata basis in respect of any obligations (other than Excluded Swap Obligations) under any Swap Agreement with the Borrower or any Restricted Subsidiary, including any Swap Agreement in existence prior to the date hereof, but excluding in the case of all Swap Agreements, whether currently in existence or entered into after the date hereof, any additional transactions or confirmations entered into (a) after such Lender Swap Provider ceases to be a Lender or an Affiliate of a Lender or (b) after assignment by a Lender Swap Provider to another Lender Swap Provider that is not a Lender or an Affiliate of a Lender.  No Lender Swap Provider shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.16          No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.17          USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 12.18          Keepwell Understanding.  The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under its respective Guaranty Agreement including obligations with respect to Swap Agreements that constitute Indebtedness hereunder (provided, however, that the Borrower shall only be liable under this Section 12.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.18, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of the Borrower under this Section 12.18 shall remain in full force and effect until all Indebtedness is paid in full to the Lenders and the Administrative Agent, and all of the Lenders’ Elected Commitments are terminated.  The Borrower intends that this Section 12.18 constitute, and this Section 12.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.19          Arm’s-Length Transaction.  The Borrower acknowledges and agrees that: (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the joint lead arrangers, bookrunner, co-syndication agents and co-documentation agents listed on the cover page hereof (collectively, the “Other Agents”) and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Administrative Agent, the Other Agents, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the documents related hereto; (ii) (A) the Administrative Agent, the Other Agents and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Other Agents or any Lender has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other documents related hereto; and (iii) the Administrative Agent, the Other Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and neither the Administrative Agent, the Other Agents, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Other Agents or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.20          Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

[Signatures Follow]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	SM ENERGY COMPANY

	By:	/s/A. Wade Pursell
	Name:	A. Wade Pursell
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

AGENTS AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent

	By:	/s/Sarah Thomas
	Name:	Sarah Thomas
	Title:	Director

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

BANK OF AMERICA, NATIONAL ASSOCIATION, Individually and as Co-Syndication Agent

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Kody J. Nerios
Name:	Kody J. Nerios
Title:	Authorized Officer

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

COMPASS BANK, Individually and as Co-Documentation Agent

By:	/s/ Kari McDaniel
Name:	Kari McDaniel
Title:	Vice President

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA

By:	/s/ Katy Berkemeyer
Name:	Katy Berkemeyer
Title:	Authorized Signatory

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

Capital One, National Association

By:	/s/ Cameron Breitenbach
Name:	Cameron Breitenbach
Title:	Vice President

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as Lender

By:	/s/ Alan Dawson
Name:	Alan Dawson
Title:	Director

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

COMERICA BANK

By:	/s/ Caroline M. McClurg
Name:	Caroline M. McClurg
Title:	Senior Vice President

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Ryan Durikin
Name:	Ryan Durkin
Title:	Authorized Signatory

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ John C. Lozano
Name:	John. C. Lozano
Title:	Senior Vice President

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

BOKF, NA dba BANK OF OKLAHOMA
As a Lender

By:	/s/ Guy C. Evangelista
Name:	Guy C. Evangelista
Title:	Senior Vice President

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David M. Bornstein
Name:	David M. Bornstein
Title:	Senior Vice President

[Signature Page to SM Energy Company Sixth Amended and Restated Credit Agreement]

[Annex I to SM Energy Company Sixth Amended and Restated Credit Agreement]